Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221073

PROSPECTUS SUPPLEMENT

(To the Prospectus dated November 1, 2017)

$2,000,000,000

TÜRKİYE CUMHURİYETİ

(The Republic of Turkey)

7.625% Notes due April 26, 2029

The Republic of Turkey (the “Republic” or “Turkey”) is offering $2,000,000,000 principal amount of its 7.625% Notes due April 26, 2029 (the “notes”). The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on April 26 and October 26 of each year, commencing with a long first coupon payable on October 26, 2019.

This prospectus supplement and accompanying prospectus dated November 1, 2017, constitute a prospectus for the purposes of Article 5.3 of Directive 2003/71/EC, as amended (the “Prospectus Directive”).

Application will be made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Directive, to approve this prospectus supplement and the accompanying prospectus dated November 1, 2017 as a prospectus for the purposes of the Prospectus Directive. Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, which is a regulated market for the purposes of the Market in Financial Instruments Directive (2014/65/EU) (“MiFiD–II”). The CSSF assumes no responsibility as to the economic and financial soundness of the transaction and the quality or solvency of the Republic in line with the provisions of Article 7(7) of the Luxembourg Prospectus Law.

See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.

The notes will be designated collective action securities and will, therefore, contain “collective action clauses”. Under these provisions, which are described beginning on page 17 of the accompanying prospectus dated November 1, 2017, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

	Per Note	Total
Public Offering Price	99.555%	$1,991,100,000
Underwriting discount	0.070%	$1,400,000
Proceeds, before expenses, to the Republic of Turkey	99.485%	$1,989,700,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about January 16, 2019 (the “Issue Date”), through the book-entry facilities of The Depository Trust Company (“DTC”), against payment in same-day funds.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is January 9, 2019.

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic accepts responsibility for the information contained within this prospectus supplement and accompanying prospectus. The Republic declares that having taken all reasonable care to ensure that such is the case, the information contained in this prospectus supplement and accompanying prospectus is, to the best of its knowledge, in accordance with the facts and makes no omission likely to affect its import.

Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. The Republic has not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

The Republic is offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

The Republic has made forward-looking statements in this prospectus supplement. Statements that are not historical facts are forward-looking statements. These statements are based on the Republic’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. The Republic undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. The Republic cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Turkey;

•	the impact of changes in the credit ratings of Turkey;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Turkey’s major export markets;

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Turkey;

•	the impact of any delays or other adverse developments in Turkey’s accession to the European Union; and

•	the impact of adverse developments in the region where Turkey is located.

•	Internal factors, such as:

•	general economic and business conditions in Turkey;

•	political, military or internal security events in Turkey;

•	present and future exchange rates of the Turkish currency;

•	foreign currency reserves;

S-i

•	the level of domestic debt;

•	domestic inflation;

•	natural events, such as climatic changes, earthquakes and floods;

•	the ability of Turkey to effect key economic reforms;

•	the level of foreign direct and portfolio investment in Turkey; and

•	the level of Turkish domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

The Republic is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the Republic. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

CURRENCY AND EXCHANGE RATE DATA

References to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time after January 1, 2009 are to the Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2009 in place of the New Turkish Lira; references in this prospectus supplement to “New Turkish Lira” and “YTL” are to the lawful currency of the Republic for the period beginning on January 1, 2005 and ending on December 31, 2008; and references to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time prior to January 1, 2005 are to the Turkish Lira before it was replaced with New Turkish Lira. References to “U.S.$”, “$”, “U.S. Dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America.

Translations of amounts from Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or Turkish Lira, as the case may be, at any particular rate or at all.

S-ii

S-iii

OVERVIEW

This overview should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Turkey.

The Republic of Turkey is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Turkey’s population, as of December 2017, was estimated to be 80,810,525.

The Republic of Turkey was founded in 1923 and currently has a parliamentary form of government. The Republic has undertaken many reforms to strengthen its democracy and economy, in connection with its accession negotiations with the European Union.

Securities Offered	$2,000,000,000 7.625% Notes due April 26, 2029.

Maturity Date	April 26, 2029.

Issue Price	99.555% of the principal amount of the notes.

Interest Payment Dates	April 26 and October 26 of each year, commencing with a long first coupon payable on October 26, 2019, for the period from and including the Issue Date to but excluding October 26, 2019.

Status and Ranking	The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other public external indebtedness. See “Debt Securities —Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing and Admission to Trading	Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

Negative Pledge	Clause (9) of the definition of Permitted Lien set forth on pages 6 and 7 of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on January 16, 2019, provided that such Liens remain confined to the assets affected thereby on January 16, 2019, and secure only those obligations so secured on January 16, 2019.

Form	The notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. Investors may elect to hold interests in the notes through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of DTC. See “Description of the Notes — Payments of Principal and Interest” and “Global Clearance and Settlement — Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Description of the Notes — Default; Acceleration of Maturity” in this prospectus supplement.

Collective Action Securities

The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 23, 2015, between the Republic and The Bank of New York Mellon, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated March 15, 2017 (the “Fiscal Agency Agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 17 of the accompanying prospectus dated November 1, 2017, the Republic may amend the payment provisions of the notes and other reserved matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. These provisions are described in the section “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	The Republic will use the net proceeds of the sale of the notes for general financing purposes, which may include the repayment of debt. The amount of net proceeds (before expenses) is $1,989,700,000.

Risk Factors	Risks associated with the notes generally include: 1) the trading market for the notes may be volatile and may be adversely impacted by many events; 2) there may be no active trading market for the notes; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; 5) the notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders; 6) there can be no assurance that the laws of the State of New York in effect as at the date of this prospectus supplement will not be modified; and 7) legal investment considerations may restrict certain investments.

Risks associated with the Republic generally include: 1) the Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 2) there can be no assurance that the Republic’s credit ratings will not change; 3) risks associated with political and economic environment; 4) risks associated with significant seismic events; 5) volatile international markets and events may have a negative effect on the Turkish economy; 6) potential refinancing risk; 7) potential inflation risk; 8) risks associated with the Republic’s current account deficit; 9) risks associated with the foreign exchange rate of the Republic’s currency; 10) risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings; 11) risks associated with pending arbitration proceedings; 12) risks associated with external shocks; and 13) risks associated with recent federal court decisions in New York relating to ranking provisions.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Fiscal Agency Agreement	The notes will be issued pursuant to the Fiscal Agency Agreement.

Taxation	For a discussion of material United States federal income and Turkish tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the U.S. federal, U.S. state, U.S. local, non-U.S. and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

Clearing Reference Numbers	ISIN No. US900123CT57

CUSIP No. 900123 CT5

RISK FACTORS

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions defined elsewhere in this prospectus supplement and the accompanying prospectus have the same meanings in this section. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:

Risks Relating to the Notes

The trading market for the notes may be volatile and may be adversely impacted by many events.

The market for the notes is expected to be influenced by economic, political, social and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other countries. There can be no assurance that events in Turkey, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes or that economic, political, social and market conditions will not have any other adverse effect.

There may be no active trading market for the notes.

There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application will be made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

The notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of the notes and the merits and risks of investing in the notes;

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The notes are unsecured.

The notes constitute unsecured obligations of the Republic.

The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

The notes contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. See “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

There can be no assurance that the laws of the State of New York in effect as at the date of this prospectus supplement will not be modified.

The conditions of the notes are based on the laws of the State of New York in effect as at the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Prospective investors should consult their legal advisers to determine whether and to what extent: (1) the notes are legal investments for such prospective investors; (2) the notes can be used as collateral for various types of borrowing; and (3) other restrictions apply to their purchase or pledge of any notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of notes under any applicable risk based capital or similar rules.

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, the ability of noteholders to sue the Republic may be limited.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

There can be no assurance that the Republic’s credit ratings will not change.

Long-term foreign currency debt of the Republic of Turkey is currently rated sub-investment grade by three nationally recognized statistical rating organizations. The Republic’s foreign currency long-term issuer rating is rated investment grade by Japan Credit Rating Agency, Ltd., a nationally recognized statistical rating organization.

On July 13, 2018, Fitch Ratings Limited (“Fitch”) downgraded Turkey’s long-term foreign currency issuer default rating and senior unsecured foreign currency bond rating and assigned a negative outlook. Fitch indicated

that downside risks to macroeconomic stability have intensified due to the widening in the current account deficit, a more challenging global external financing environment and the jump in inflation and the impact of the plunge in the exchange rate on the private sector. In addition, Fitch stated that economic policy credibility has deteriorated in recent months and initial policy actions following elections in June have heightened uncertainty. Fitch indicated that the following factors, individually or collectively, could lead to a downgrade: (1) a sudden stop to capital inflows or hard landing of the economy, particularly if it heightens stresses in the corporate or banking sectors; (2) failure to rebalance the economy and implement reforms that provide a path to addressing structural deficiencies and reducing inflation and external vulnerabilities; (3) a marked increase in the government debt/GDP ratio to a level closer to the peer median; and (4) a serious deterioration in the political or security situation.

On August 17, 2018, Standard & Poor’s Credit Market Services Europe Limited (“Standard & Poor’s”) lowered Turkey’s foreign currency and local currency long term credit ratings and assigned a stable outlook. Standard & Poor’s stated that the downgrade reflects its expectations that the extreme volatility of the Turkish Lira and the resulting projected sharp balance of payments adjustment will undermine Turkey’s economy. Standard & Poor’s also noted that the weakening of the lira is putting pressure on the indebted corporate sector and has considerably increased the funding risk for Turkey’s banks. Standard & Poor’s indicated that it could lower the Republic’s credit ratings if (1) it sees an increasing likelihood of a systemic banking crisis with the potential to undermine the country’s fiscal position or (2) Turkey’s economic growth turned out to be materially weaker than currently projected, with a deeper recession taking place over the four-year forecast horizon.

On August 17, 2018, Moody’s Investors Service Inc. (“Moody’s”) downgraded Turkey’s long-term issuer and senior unsecured debt ratings and assigned a negative outlook. According to Moody’s, the key driver for the rating downgrade is the further weakening of Turkey’s public institutions and the related reduction in the predictability of Turkish policy making. Moody’s indicated that it would likely downgrade Turkey’s rating if the currency crisis deepened further and if the country proved unable to pursue a combination of fiscal and monetary policies that would be effective in easing external funding pressures and engineering a rebalancing of the economy that would ease inflationary pressures and position the country on a sustainable growth path.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the notes and have the potential to affect the Republic’s cost of funds in the international capital markets and the liquidity of and demand for the Republic’s debt securities. Any adverse change in outlook or credit watch by Standard & Poor’s, Fitch or Moody’s could have similar adverse effects. The Republic’s current long-term debt ratings include sub-investment grade ratings from Standard & Poor’s, Moody’s and Fitch. These ratings indicate that the notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the notes. In the event that the Republic’s foreign currency long-term issuer rating were to be lowered to sub-investment grade by the Japan Credit Rating Agency, Ltd., the market for the debt securities of the Republic, including for the notes, could be subject to increased volatility and the prices of the Republic’s debt securities, including the notes, could decrease due to sales by investors who are not permitted to hold, or who do not wish to hold or trade sub-investment grade rated debt securities.

Risks associated with political and economic environment.

The Republic has from time to time experienced volatile political, economic and social conditions, including two financial crises in 1994 and 2000/2001 and a failed coup d’état attempt in July 2016. The Republic’s economy was also impacted by the 2008-2009 global financial crisis. If similar conditions recur or if the current global economic slowdown persists or worsens, this may adversely affect the Republic’s economy and financial condition. The Republic has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979 and 1980, the

Republic rescheduled an aggregate amount of approximately U.S.$3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of the Republic’s total outstanding external debt at that time. The Republic initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, the Republic has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. The Republic completed all payments under the rescheduling in July 1992.

The Republic had been a parliamentary democracy since its formation in 1923, during which the Republic had sixty-six governments, until the launch of the new executive presidential system in 2018. Political disagreements frequently resulted in early elections. On May 24, 2016, the new Prime Minister, Binali Yıldırım, formed the 65th government of the Republic. On July 19, 2017, Prime Minister Binali Yıldırım announced a Cabinet reshuffle, forming the 66th government of the Republic.

Following the November 2015 elections, the Government started negotiations to replace the existing constitution, which had been enacted after the military coup of 1980. On December 10, 2016, a new constitutional reform package was submitted to the Parliament by the AKP ruling party and the MHP opposition party. The constitutional reform package included the creation of vice-presidents and the abolition of the office of prime minister, granting new executive powers to the president (such as the ability to appoint and dismiss ministers, vice presidents, high level diplomats and public officers), lowering the age of candidacy for parliament from 25 to 18, and increasing the number of parliamentarians from 550 to 600. On December 30, 2016, the constitutional reform package was approved by the Constitutional Committee. On January 20, 2017, the constitutional reform package was approved by Parliament, and on February 10, 2017, the constitutional reform package was approved by the President. The constitutional reform package was approved in the public referendum held on April 16, 2017. According to the official results announced by the Supreme Election Council on April 27, 2017, the turnout rate was 85.43%. Supporters of the package had 51.41% of the votes cast and opponents had 48.59% of the votes cast. The package of constitutional amendments allowed the winner of the presidential election to assume full control of the government and transform the parliamentary system into an executive presidential system. Among the executive presidential system related articles in the constitutional reform package, the article that gives the President the right to have a political party affiliation and the articles related to changes in the judicial system became effective immediately. The new executive presidential system became fully effective after the first parliamentary and presidential elections under the new constitution were held on June 24, 2018. Both presidential and parliamentary elections will be held every five-years on the same date. Local elections are scheduled to be held in March 2019.

On June 24, 2018, the general and presidential elections were held to elect the first president and deputies, marking the beginning of the transition towards an executive presidential system. According to the official results announced by the Supreme Election Council on July 4, 2018, President Recep Tayyip Erdoğan won an absolute majority in the presidential election with 52.59% of the vote. The AKP garnered 42.56% of the votes, the Republican People’s Party (“CHP”), 22.65%, the Nationalist Movement Party (“MHP”), 11.10%, the Peoples’ Democratic Party (“HDP”), 11.70% and the Good Party (“IYI”), 9.96%. Other parties and independent candidates received 2.03% of votes. After the elections, a series of decrees were issued, aiming to integrate the contents of a new governmental system into the existing legislation. As a step towards this transition into the new system, Statutory Decree No. 703, published on July 9, 2018, abolished some laws on the organizations and functions of some ministries and institutions. This decree also merged some ministries. On the same day, in accordance with the new governmental structure, President Erdoğan announced the new government. For additional information, see “Recent Developments and Summary — Political Conditions”.

The adoption of the constitutional reform package in 2017 has prompted members of the EU Parliament to advocate reviewing EU-Turkey relations. The EU Parliament’s Foreign Affairs Committee began debating the annual resolution on Turkey’s progress on May 2, 2017. The draft resolution for 2016 called on the EU to suspend accession talks with Turkey if the constitutional reform package would be implemented unchanged. As a result, the effects of the implementation of the constitutional reform package on EU-Turkey relations are uncertain.

The Turkish military establishment has historically been an important factor in Turkish government and politics, interfering with civilian authority three times between 1959 and 2015 (in 1960, 1971 and 1980). Each time, the military withdrew after the election of a new civilian government and the introduction of changes to the legal and political systems. In July 2016, a faction of the Turkish military attempted a coup that ultimately failed.

In late May 2013, demonstrations began in Istanbul’s Taksim Gezi Park initially with respect to planned urban development, which were followed by wider protests, demonstrations and strikes in a number of cities. Since these events, the Republic has experienced other forms of civil unrest, including public demonstrations and political protests. In 2015, there were thousands of anti-government demonstrations throughout Turkey, some of which were related to the ongoing conflict in Syria and some related to the conflict between the government and the Kurdistan Workers Party (“PKK”), a terrorist group. The level of conflict between the Republic and the PKK increased following the end of a two-year cease-fire in July 2015. The violence continued to escalate, resulting in hundreds of civilian and military casualties, damage to infrastructure in the southeast region of Turkey, and political conflict with the pro-Kurdish Peoples’ Democratic Party. In September 2016, the Turkish government announced a reconstruction program and an investment incentives package for the country’s eastern and southeastern regions.

On July 15, 2016, a coup d’état was attempted in Turkey against state institutions, including, but not limited to the Government by a faction within the army that is linked to the terrorist group called Fethullah Terrorist Organization (“FETÖ”). The coup plotters attempted to overthrow the Government by seizing control of several key institutions and buildings in Ankara, Istanbul, and elsewhere, but failed to do so as there was strong public opposition. During the coup attempt, around 250 people were killed and more than 2,200 were injured while many government buildings, including the Turkish Parliament and the Presidential Palace, were damaged. On July 21, 2016, the Parliament approved the declaration of a three-month state of emergency, under Article 120 of the Constitution, in order to enable the authorities to take action against those responsible for the failed coup, which also resulted in the temporary suspension of the European Convention on Human Rights pursuant to Article 15 of the Convention. On August 7, 2016, several million people gathered in Istanbul for an anti-coup rally organized by the Turkish authorities. The President, Prime Minister and the two leaders of the opposition parties participated in the anti-coup rally. On each of October 3, 2016, January 3, 2017, April 18, 2017, July 17, 2017, October 17, 2017, January 18, 2018, and April 18, 2018, the Parliament approved an extension of the state of emergency, declared after the country’s failed military coup, by a further three months. The state of emergency has not been extended beyond July 18, 2018.

Turkish authorities are continuing to search for coup participants and others with alleged links to the FETÖ, and may detain, arrest, fire or suspend more people. These actions have been the subject of criticism by the EU and others and may lead to strain in the Republic’s relationships with other countries, such as the tension with the United States associated with Turkish requests to extradite Fethullah Gülen.

Any further negative changes in the political environment of the Republic may affect the stability of the Turkish economy or its institutions. In addition, any instability in the Turkish economy and financial system may adversely affect the Republic’s credit quality.

The failure of the Turkish Government to implement its proposed economic and financial policies, including those set forth in the Republic’s Economic Reform Agenda and the 2019-2021 New Economy Program (see “Recent Developments and Summary” for further information), may also adversely affect the Turkish economy and the Republic’s credit quality.

Risks associated with significant seismic events.

A significant portion of the Republic’s population and most of its economic resources are located in a first degree earthquake risk zone and the Republic has experienced a large number of earthquakes in recent years, some quite significant in magnitude. For example, in October 2011, the eastern part of the country was struck by an earthquake measuring 7.2 on the Richter scale, causing significant property damage and loss of life. On February 6, 2017, two earthquakes with preliminary magnitudes of 5.3 on the Richter scale jolted Turkey’s northern Aegean coast, damaging dozens of homes in at least five villages and injuring at least five people. On March 2, 2017, an earthquake with a magnitude of 5.5 hit south-eastern Turkey, damaging buildings and injuring five people. In the event of future earthquakes, effects from the direct impact of such events could have a material adverse effect on the Republic’s economy.

Volatile international markets and events may have a negative effect on the Turkish economy.

As a result of economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on securities issued by the Republic, including the notes, is uncertain.

The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. These concerns in certain neighboring countries, such as Iran, Iraq, Georgia, Armenia and Syria, have been one of the potential risks associated with investment in securities issued by the Republic. Further, since December 2010, political instability has increased markedly in a number of countries in the Middle East and North Africa, such as Libya, Tunisia, Egypt, Syria, Jordan, Bahrain and Yemen. As a result of the anti-government uprising in Syria, more than two million Syrian refugees have fled to the Republic and more can be expected to cross the Turkish-Syrian border if the unrest in Syria continues or escalates. The ongoing conflict in Syria has been the subject of significant international attention and its impact and resolution is difficult to predict. Any continuation or escalation of political instability or international military intervention in Syria and/or a more aggressive stance by Assad’s allies, Russia, Iran, and/or China against Turkey and opposition supporters may act as a destabilizing factor for Turkey. The high number of refugees within Turkey’s borders and foreign intelligence agents infiltrating both refugee camps and local communities remain current threats. For additional information, see “Recent Developments and Summary — International Relations”. Unrest in other countries may affect the Republic’s relationships with its neighbors, have political implications in the Republic or otherwise have a negative impact on the Republic’s economy.

In recent years, the Republic has experienced a number of terrorist incidents. For additional information, see “Recent Developments and Summary — General” and “— Tourism”. These incidents have contributed to a significant reduction in levels of tourism and tourism receipts in 2016, which led to a decrease in GDP in the third quarter of 2016. However, the GDP increased in the fourth quarter of 2016 and in 2017, as well as the first three quarters of 2018. Tourism revenue also recovered to a certain extent in 2017 and in the first three quarters of 2018. If additional attacks occur in the future, the Republic’s capital markets, levels of tourism in the Republic and foreign investment in the Republic, among other things, may suffer, or may suffer further.

Political instability and violence in the Middle East continues to intensify. The region continues to be subject to terrorist acts conducted by DAESH (a synonym for the Islamic State terrorist group ISIS/ISIL) in Syria and Iraq and the ongoing internal conflict in Syria. In June 2014, DAESH and its aligned forces began a major offensive in northern Iraq against the Iraqi government, capturing several cities and other territory in this region and oil fields in eastern Syria. In August and September 2014, a U.S. led coalition began an anti-DAESH aerial campaign in Iraq and Syria. Attacks by DAESH on towns and military posts on the Syrian-Turkish border compelled Turkey to initiate military actions against DAESH in Syria. On July 24, 2015, the Turkish Air Force bombed certain DAESH targets in Syria, based on Turkey’s right of self-defense in accordance with Article 51 of the United Nations (“UN”) Charter. The Turkish Air Force also targeted PKK militant camps in northern Iraq. On August 24, 2016, the Republic launched a major military operation called “Operation Euphrates Shield” in Syria in an effort to improve security, support coalition forces and eliminate the terror threat along Turkey’s border. On February 24, 2017, the Turkish Army announced that Turkey and Turkey-backed Free Syrian Army (“FSA”) rebels gained full control of Syria’s al-Bab as part of “Operation Euphrates Shield”. On March 29, 2017, the National Security Council announced that Operation Euphrates Shield had been concluded. On January 20,

2018, Turkey launched “Operation Olive Branch”, a military operation in Syria’s northern Afrin district along the Turkish-Syrian border to neutralize terrorist elements. “Operation Olive Branch” aims to clear the region of armed forces aligned with the PKK, including the PYD and YPG, that control the territory and who threaten the Republic’s national security and civilians in the region. According to statements released by the Turkish Presidency and the Turkish Armed Forces, “Operation Olive Branch” was based on its right of self-defense under Article 51 of the UN Charter. The continuation of the conflict in Syria and/or its further deterioration could have a material negative impact on the Turkish economy. Regional conflicts, terrorist attacks and the threat of future terrorism have had and could continue to have a material adverse effect on Turkey’s capital markets, the level of tourism, foreign investment, exports and other elements of the Turkish economy. The escalation of political instability in the Middle East could also be a destabilizing factor for Turkey and the region as a whole.

In addition, military activities in Ukraine and on its borders, including Russia effectively taking control of Crimea (followed by Crimea’s independence vote and absorption by Russia) have combined with Ukraine’s weak economic conditions to create great uncertainty in Ukraine and the global markets. Resolution of Ukraine’s political and economic conditions may not occur for some time, and the situation could deteriorate into increased violence and/or economic collapse. While not directly impacting Turkey’s territory, the disputes could negatively affect Turkey’s economy, including through its impact on the global economy and the impact it might have on Turkey’s access to Russian energy supplies.

After Turkey’s military shot down a Russian warplane near Turkey’s border with Syria on November 24, 2015, relations between Turkey and Russia deteriorated and Russia imposed certain economic sanctions on Turkey. The process of normalization of bilateral relations began in June 2016 with President Erdoğan expressing regret to Russian President Putin for the downing of the Russian warplane. See “Recent Developments and Summary — International Relations — Russia” for further information.

After the Dutch government on March 10-11, 2017 barred Turkish ministers from attending rallies in the Netherlands for Turkey’s referendum on constitutional changes, Turkey suspended high-level diplomatic ties with the Netherlands. On September 7, 2018, Turkey and the Netherlands’ respective Ambassadors were appointed again, in line with an agreement to normalize relations.

The above circumstances could have a material adverse effect on the Turkish economy.

Potential refinancing risk.

The Republic has sizeable amounts of domestic and international debt and its domestic debt has a relatively short maturity structure. Central government gross domestic debt stock was approximately TL 589.8 billion and central government gross external debt stock was approximately U.S.$89.2 billion as of the end of October 2018. In addition, on December 8, 2016, the Government announced plans to establish a credit guarantee fund (the “Credit Guarantee Fund”), a joint-stock company founded by Cabinet decree authorized to provide guarantees for small and medium sized enterprises that will provide guarantees that could create up to TL 25 billion in contingent liabilities for loans of up to TL 250 billion. The application period for this facility, subject to revision by Presidential Decree, will expire on December 31, 2020. On January 22, 2018, the Government announced an extension to the Credit Guarantee Fund scheme worth TL 55 billion (consisting of the remaining TL 50 billion from last year’s scheme and TL 5 billion from returns). Under the new scheme, TL 25 billion of the total amount is strictly channeled towards industrial companies and TL 15 billion towards exporters. Special guarantee limits have been reserved for agricultural enterprises and female entrepreneurs. On May 18, 2018, the Government introduced an extension to the Credit Guarantee Fund scheme worth TL 35 billion. Any deterioration in financing conditions as a result of market, economic or political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic.

Potential inflation risk.

In the past, the Republic has experienced substantial inflationary pressures and during the 2000-2008 period inflation was one of the most serious problems faced by the Turkish economy. Due to Government policies intended to combat high levels of inflation, inflation in the Republic has decreased substantially in recent years. The Republic’s PPI and CPI for the December 2012 — December 2013 period were 6.97% and 7.40%, respectively, for the December 2013 — December 2014 period were 6.36% and 8.17%, respectively, for the December 2014 — December 2015 period were 5.71% and 8.81%, respectively, for the December 2015 — December 2016 period were 9.94% and 8.53%, respectively, for the December 2016 — December 2017 period were 15.47% and 11.92%, respectively, and for the December 2017 — December 2018 period were 33.64% and 20.30%. In its October 2018 inflation report, the Central Bank revised its inflation forecast for 2018 to 23.5% compared to 13.4% in July 2018. According to the Central Bank, the bulk of this increase stemmed from the depreciation of exchange rates, the changes in pass-through from exchange rates to inflation in the third quarter and the increases in energy prices excluding fuel oil that remained above the assumptions of the previous report.

There can be no assurance that inflation will not increase further in the future. In particular, strong domestic demand and/or an increase in global or regional economic activity that influences the prices of oil and other commodities and external demand could cause an increase in inflation. Increases in unprocessed food prices and adjustments in tobacco prices, which have contributed to recent increases in inflation, may increase inflation again in the future. Increases in employment and wage developments, as well as adjustments to administered prices and taxes, could also contribute to increases in inflation. In addition, the exchange rate pass-through effect has had, and in the future may have, a negative impact on the price of imports, contributing to inflation. A significant increase in inflation may cause the Republic to take action that could inhibit the Republic’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation measures to combat inflation and speculation about possible additional actions to combat inflation may lead to economic uncertainty. Any of these factors could adversely impact the Republic and its economy.

Risks associated with the Republic’s current account deficit.

The Republic’s current account deficit (“CAD”) has widened considerably in recent years mainly due to the widening trade deficit. In 2013, the CAD was U.S.$63.6 billion (6.70% of GDP), then decreased to U.S.$43.6 billion (4.66% of GDP) in 2014. In 2015, the CAD decreased to U.S.$32.1 billion (3.75% of GDP) and slightly increased to U.S.$33.1 billion in 2016. In 2017, the CAD increased to U.S.$47.4 billion (provisional). According to the New Economy Program that was announced on September 20, 2018, the current account deficit to GDP ratio target is 4.7% for 2018.

Financing the current account deficit might be difficult in the event of a global liquidity crisis and/or declining interest of foreign investors in Turkey. A widening CAD may result in an increase in the levels of borrowing by the Republic, a decline in the Central Bank’s reserves to finance the CAD and/or depreciation of the Turkish Lira. A widening CAD may also affect the capacity of the Republic’s economy to generate foreign currency assets sufficient to cover liabilities arising from external debt. Any of these events could have a material adverse effect on the financial and economic condition of the Republic.

Risks associated with the foreign exchange rate of the Republic’s currency.

The depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might adversely affect the financial condition of the Republic, such as through potential unhedged foreign currency positions of Turkish banks and the deterioration of bank asset quality. The Turkish corporate sector may also be susceptible to additional foreign exchange risk because a large volume of corporate loans is denominated in foreign currencies, resulting in additional risk if the Turkish Lira depreciates. Turkish corporate borrowers may not have sufficient foreign currency reserves or adequate hedging, particularly if Turkish Lira depreciation is compounded by macroeconomic factors that particularly impact certain sectors or clients (such as the potential combined impact of Turkish Lira depreciation and global oil price reductions in the energy sector). An exchange rate shock could have negative implications for the Turkish banking sector, the main lenders of corporate debt, as well as the credit quality of Turkish corporate entities. Accordingly, the Republic’s economy faces risks associated with the refinancing of private sector debt, which constituted 68.21% of the Republic’s gross external debt as of the third quarter of 2018, which risks are exacerbated by Turkish Lira depreciation. See “Recent Developments and Summary — Debt.” In addition, depreciation of the Turkish Lira may increase the price of imported goods, which may increase the trade deficit and the CAD. Any significant depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the Turkish Lira, including the amounts due under the notes. Due to market volatility, the Turkish Lira has fluctuated, appreciating or depreciating to TL 2.1304 per U.S. Dollar at December 31, 2013, TL 2.3269 per U.S. Dollar at December 31, 2014 and TL 2.9181 per U.S. Dollar at December 31, 2015. In the aftermath of the failed coup d’état, on July 21, 2016, the Turkish Lira depreciated significantly to TL 3.0727 per U.S. Dollar. In addition, after the U.S. presidential election on November 8, 2016, the U.S. Dollar strengthened while the Turkish Lira continued to depreciate significantly against the U.S. Dollar. The depreciation of the Turkish Lira against the U.S. Dollar has led to a significant increase in the share of dollar deposits in total deposits in the Turkish banking system and an increase in foreign exchange hedging costs for Turkish banks and the Turkish corporate sector. A further increase in this ratio could decrease the effectiveness of the Republic’s domestic monetary policy. From time to time, the Turkish Lira may be subject to increased volatility. For example, on August 13, 2018, the Turkish Lira depreciated from TL 3.7652 per U.S. Dollar as at January 2, 2018 to TL 6.8798 per U.S. Dollar due to market volatility and tensions with the United States. For more information, see “Recent Developments and Summary—Foreign Policy and International Relations—United States.” In connection with the volatility of the Turkish Lira, on August 13, 2018, the Central Bank introduced Turkish Lira and foreign exchange liquidity management measures in order to support financial stability and sustain the effective functioning of markets. On September 13, 2018, the Central Bank decided to increase the policy rate from 17.75% to 24%. After the Central Bank’s decision, the Turkish Lira has appreciated against the U.S. Dollar. As of January 4, 2019 the exchange rate was TL 5.4088 per U.S. Dollar.

Risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings.

The Republic commenced negotiations on its accession to the EU on October 3, 2005, and expects to join the EU at some point in the future. The EU decided in 2006 to suspend negotiations in eight out of 35 parts, or “chapters”, and not to “close” the other 27 chapters, of the Republic’s accession negotiations because of the Republic’s restrictions with respect to the Greek Cypriot Administration. Moreover, during the EU General Affairs Council meeting of December 8, 2009, Greek Cypriots declared that “normalization” of relations is a precondition for progress in 6 chapters. As a result, 14 chapters have been blocked. Delays or other adverse developments in the Republic’s accession to the EU may have a negative effect on the Republic’s economic performance and credit ratings.

On December 14, 2015, Chapter 17-Economic and Monetary Policy was opened to negotiations. On June 30, 2016, Chapter 33-Financial and Budgetary Provisions of the EU Acquis was opened to negotiations. This brings the number of chapters opened to negotiations to 16.

On November 24, 2016, the European Parliament voted to suspend talks with Turkey on European Union membership. The resolution was passed with 479 votes in favor, 37 against and 107 abstentions. The vote is not binding since the decision ultimately rests with the governments of the European Union’s member countries. On December 13, 2016, EU Foreign Ministers rejected the call by the European Parliament to freeze the accession process of Turkey, hence the membership process is still ongoing. On April 25, 2017, the Parliamentary Assembly of the Council of Europe decided to reopen a political monitoring process against Turkey.

However, the Republic’s accession depends on a number of economic and political factors relating to both the Republic and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed.

Risks associated with pending arbitration proceedings.

Several claimants have filed claims against the Republic ranging in amounts from U.S.$750 million to U.S.$10 billion before the International Centre for the Settlement of Investment Disputes or under the United Nations Commission on International Trade Arbitration Rules alleging either that: (a) they have been harmed because the takeover of banks by the Savings Deposit Insurance Fund indirectly impaired their investments in companies affiliated with these banks or their shareholders, without adequate compensation; or (b) they have been indirectly harmed because the Republic cancelled certain contracts with companies in which they allege they held investments. While the Republic does not believe that such proceedings will in aggregate have a material adverse impact on the Republic, the outcome of these arbitration proceedings is uncertain.

The Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. Foreign direct equity investments in the Republic, in particular, are vulnerable to changes in investor appetite due to political uncertainty and the overall retrenchment from emerging markets.

The Republic’s economy also remains vulnerable to external shocks, including turmoil in the markets for sovereign and other debt, foreign currencies and equities. If there is a significant decline in the economic growth of any of the Republic’s major trading partners, such as the European Union, or any euro area member experiences difficulties issuing securities in the sovereign debt market or servicing existing debt or ceases to use the euro as its national currency, it could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth. The European Union, particularly Germany, is the Republic’s largest export market. A decline in demand for imports from any member of the European Union could have a material adverse effect on Turkish exports and the Republic’s economic growth. Furthermore, the Republic’s economy is vulnerable to external events that increase global risk aversion, which could include such events as U.S. Federal Reserve interest rate decisions. In December 2015, the U.S. Federal Reserve voted to increase the target federal funds rate range to 0.25%-0.50%, in December 2016, to 0.50%-0.75%, in March 2017, to 0.75%-1.00%, in June 2017, to 1.00%-1.25%, in December 2017, to 1.25%-1.50%, in March 2018, to 1.50%-1.75%, in June 2018, to 1.75%-2.00%, in September 2018, to 2.00%-2.25%, and in December 2018, to 2.25%-2.50%.

Further increases in U.S. or global interest rates may result in the reduction of external financing to Turkish banks and corporate entities, volatility in capital flows (including outflows), adverse fluctuations in currency markets, a suppression of demand and market volatility. A slowing or reversal of accommodative monetary policies in developed economies or other events may also cause capital outflows from emerging economies and generate a negative impact on emerging economies, such as Turkey. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other countries, including emerging market countries. The Republic has been adversely affected by such contagion effects on a number of occasions, including following the two financial crises in 1994 and 2000/2001 and the recent global economic crisis. Possible volatility in the markets stemming from concerns over China’s economic growth may adversely affect economic growth in other emerging economies with close trade links with China. Although China is not a major trading partner of the Republic, no assurance can be given that these developments will not have a negative effect on the economic or financial conditions of the Republic. In addition, similar developments can be expected to affect the Turkish economy in the future.

There can be no assurance that any crises or external shocks such as those described above or similar events will not negatively affect investor confidence in emerging markets, the economies of the principal countries in Europe or the Republic. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers, including the Republic, to restructure their debt.

In NML Capital, Ltd. v. Republic of Argentina (2014), the U.S. Court of Appeals for the Second Circuit ruled that the ranking clause in bonds issued by Argentina prevents Argentina from making payments in respect of bonds issued in a restructuring of Argentina’s debt unless Argentina makes pro rata payments on defaulted bonds that were not exchanged in the restructuring and which rank pari passu with the bonds issued in the restructuring. The U.S. Supreme Court has declined to hear the case in an appeal by Argentina.

The Republic believes and has always intended that the equal ranking clause described in “Debt Securities — Status of the Debt Securities” in the prospectus accompanying this prospectus supplement and appearing in other securities previously issued by the Republic would permit it to redeem or to make principal and interest payments in respect of some of its external debt without making ratable payments in respect of other external debt. However, the decision of the Second Circuit could affect that interpretation, which in turn could potentially hinder or impede future sovereign debt restructurings and distressed debt management transactions by the Republic, by affecting the voting decisions of bondholders, under, for example, the collective action clause contained in previously issued debt securities or the notes offered hereby. The Republic cannot predict whether or in what manner the courts would resolve a dispute over such a clause or how any such judgment would be applied or implemented. Further, the Republic cannot predict whether the litigation described above will affect the liquidity of the trading market for the notes or the price at which the notes will trade in the secondary market.

RECENT DEVELOPMENTS AND SUMMARY

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report for 2017 on Form 18-K filed with the SEC on September 26, 2018, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2017, as amended from time to time, the information in this section supersedes and replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2017.

GENERAL

The Republic’s GDP increased by 1.6% in the third quarter of 2018. See “Recent Developments and Summary — Economic Developments” for more information.

In the wake of the coup attempt of July 15, 2016, over 100,000 people have been detained by public prosecutors pending trial in connection with the failed coup and over 100,000 government officials have been fired from various public institutions by statutory decrees under the state of emergency, which concluded on July 18, 2018. In addition, more than 100 media outlets and more than 100 journalists have been detained or arrested. Following the failed coup, there have also been raids on businesses with suspected links to FETÖ. As of December 29, 2018, the State of Emergency Inquiry Commission, which was established in January 2017 pursuant to Decree 685 as a legal remedy, has received 125,600 appeals from those removed from public sector jobs by emergency decree, 50,300 of which have been reviewed and 3,700 of which have resulted in the applicant being allowed to return to work.

In accordance with EU regulation 462/2013, Standard & Poor’s announced the dates for its release of solicited and unsolicited sovereign credit rating actions with respect to Turkey as February 15, 2019 and August 2, 2019, respectively. Fitch’s announced dates for solicited and unsolicited sovereign credit rating actions with respect to Turkey are May 3, 2019, and November 1, 2019. As Moody’s no longer rates Turkey from its European offices and is thus not required to publish a calendar by regulation, Moody’s has not published its calendar for Turkey.

On January 22, 2018, the Government announced an extension to the Credit Guarantee Fund scheme worth TL 55 billion (consisting of the remaining TL 50 billion from last year’s Fund scheme and TL 5 billion from returns). Under the new scheme, TL 25 billion of the total amount is strictly channeled towards industrial companies and TL 15 billion towards export companies. Special guarantee limits have been reserved for agricultural enterprises and female entrepreneurs. On May 18, 2018, the Credit Guarantee Fund introduced a new loan guarantee package of TL 35 billion. This package is allocated for use by enterprises with export operations and foreign exchange earning activities, together with use in business financing. On October 11, 2018, the Government announced that creditors will be able to restructure loans more than once and change the maturity of loans for credits pledged by the Credit Guarantee Fund, provided that after the opening date of the loans, their maturity will not exceed 96 months for business loans and 156 months for investment loans. The restructuring is expected to be implemented in a way that will not impose any additional burden on the Ministry of Treasury and Finance.

POLITICAL CONDITIONS

The latest general and presidential elections were held on June 24, 2018. According to the official results announced by the Supreme Election Council on July 4, 2018, President Erdoğan won an absolute majority in the presidential election with 52.59% of the vote. The Justice and Development Party (“AKP”) garnered 42.56% of the votes, the Republican People’s Party (“CHP”), 22.65%, the Nationalist Movement Party (“MHP”), 11.10%, the Peoples’ Democratic Party (“HDP”), 11.70% and the Good Party (“IYI”), 9.96%. Other parties and independent candidates received 2.03% of votes.

The elections results marked Turkey’s transition to an executive presidential system of government, abolishing the prime ministry post, among other constitutional changes. Statutory Decree No. 703, published on July 9, 2018, abolished some laws on the organization and function of some ministries and institutions. Under the decree, the Prime Ministry Undersecretariat of Treasury and the Ministry of Finance were consolidated into a single ministry called the “Ministry of Treasury and Finance” which is the agency with the authority to raise funding in international capital markets on behalf of the Republic.

In the recently established executive presidential system, the cabinet involves the following ministries: Ministry of Treasury and Finance, Ministry of Justice, Ministry of Interior, Ministry of National Education, Ministry of National Defense, Ministry of Health, Ministry of Energy and Natural Resources, Ministry of Environment and Urbanization, Ministry of Culture and Tourism, Ministry of Youth and Sports, Ministry of Transport and Infrastructure, Ministry of Foreign Affairs, Ministry of Labor, Social Services and Family, Ministry of Agriculture and Forestry, Ministry of Industry and Technology, and Ministry of Trade.

The following table sets forth the composition of the Assembly by total number of seats as of January 7, 2019:

Number of Seats
Justice and Development Party (AKP)	290
Republican People’s Party (CHP)	142
Peoples’ Democratic Party (HDP)	65
Nationalist Action Party (MHP)	50
İYİ Party	40
Felicity Party	2
Turkish Workers Party	2
Democrat Party	1
Grand Unity Party	1
Independent	2

Total	595

Source: The Grand National Assembly of Turkey

FOREIGN POLICY AND INTERNATIONAL RELATIONS

On April 27, 2018 and December 4-5, 2018, Turkish Foreign Minister Mevlüt Çavuşoğlu visited Brussels to attend the NATO Foreign Ministers Meeting. On July 11-12, 2018, President Erdoğan attended the Summit of NATO Heads of State and Government in Brussels.

The European Union and the United Kingdom

On January 5, 2018, President Erdoğan made an official visit to France and had a meeting with French President Macron. During the meeting, Turkey awarded an 18-month contract to the Franco-Italian Eurosam consortium and its Turkish partners for the definition study of the future Turkish Long Range Air and Missile Defense System.

On February 15, 2018, Prime Minister Binali Yıldırım and German Chancellor Angela Merkel met in Berlin. During the meeting, the leaders addressed regional and international issues, including developments in Syria and the fight against terrorism, in addition to bilateral relations.

On March 6-7, 2018, Turkish Foreign Minister, Mevlüt Çavuşoğlu, and German Foreign Minister, Sigmar Gabriel, met in Berlin. During the meeting, the leaders focused on bilateral and regional relations regarding the fight against terrorism.

On March 26, 2018, President Erdoğan attended the Turkey-EU Summit in Varna, Bulgaria. During the visit, the parties exchanged views on Turkey’s European Union membership process and steps to be taken in the future regarding such membership process.

On May 13-15, 2018, President Erdoğan made an official visit to the United Kingdom. President Erdoğan met with Queen Elizabeth II and UK Prime Minister Theresa May. During the joint press conference concluding the visit, President Erdoğan stated that the leaders thoroughly discussed bilateral relations and exchanged views on what can be done to maintain the cooperation between the two countries post-Brexit and to further improve it.

In the meeting of the European Council held on June 28-29, 2018, the EU leaders agreed to launch a second €3 billion tranche of the Facility for Refugees in Turkey. On August 30-31, 2018, Foreign Minister Mevlüt Çavuşoğlu visited Vienna to attend the informal meeting of Foreign Ministers of the European Union (EU) member and candidate countries. Minister Çavuşoğlu and his Dutch counterpart Stef Blok announced that the appointment of the Ambassadors will take place as soon as possible in line with the decision on normalization of Turkey-Netherlands relations. On September 7, 2018, Saban Disli was appointed as Turkey’s The Hague Ambassador while the Dutch government appointed Marjanne de Kwaasteniet as the Ankara Ambassador.

On September 4, 2018, Foreign Minister Mevlüt Çavuşoğlu met with his counterpart German Foreign Minister Heiko Maas in Ankara. During the meeting, the ministers addressed Turkish-German bilateral relations, Turkey’s EU process and current regional and international issues.

On September 27-29, 2018, President Erdoğan made a state visit to Germany and met with German President Frank-Walter Steinmeier and German Chancellor Angela Merkel. The leaders addressed bilateral cooperation in political, economic, security, defense, cultural and social areas and discussed several regional and global issues.

On November 22, 2018, Foreign Minister Mevlüt Çavuşoğlu hosted the Turkey-EU High Level Political Dialogue Meeting, attended by Federica Mogherini, High Representative of the EU for Foreign Affairs and Security Policy and Johannes Hahn, EU Commissioner for Neighborhood Policy and Enlargement Negotiations. During the joint press conference after the meeting, Minister Çavuşoğlu stated that all aspects of Turkey’s relations with the EU were discussed at the meeting.

United States

On January 3, 2018, a jury in New York federal court found Mehmet Hakan Atilla, a former executive at Turkey’s majority state-owned Halkbank, guilty on charges that included bank fraud, conspiracies to evade U.S. sanctions against Iran and to commit money laundering. He was found not guilty on a money laundering charge. In a statement made after the verdict, counsel for Mehmet Hakan Atilla announced their intent to appeal. Mehmet Hakan Atilla’s sentencing, originally set for April 11, 2018, was first postponed to May 7, 2018 and then to May 16, 2018. On May 16, 2018, a New York judge sentenced Mehmet Hakan Atilla to 32 months in prison for his participation in a scheme to violate U.S. sanctions on Iran.

On February 15-16, 2018, U.S. Secretary of State Rex Tillerson made an official visit to Turkey and had several meetings with President Erdoğan and Minister Çavuşoğlu to discuss prominent issues in the public agenda of Turkey-U.S. relations. According to the joint statement released after the meeting, the two leaders reaffirmed their mutual commitment to each other’s security and defense.

On June 3-4, 2018, Turkish Foreign Minister Mevlüt Çavuşoğlu met with U.S. Secretary of State Mike Pompeo in Washington. During the meeting, the leaders discussed Turkey-U.S. bilateral relations, matters related to the presence of the PYD/YPG and the PKK terrorist groups in the Syrian city of Manbij and other regional matters. According to the joint statement released after the meeting, the ministers endorsed a road map and underlined their commitment to its implementation.

On July 25, 2018, American Pastor Andrew Craig Brunson, who had been held in detention in Turkey on charges of committing crimes including spying for the PKK terror group and FETÖ, was moved from prison to house arrest, in accordance with a Turkish court ruling. In response to the detention of Brunson, the U.S. Treasury Department sanctioned Turkey’s Ministers of Justice and Interior. On August 3, 2018, President Erdoğan ordered authorities to freeze the assets of two U.S. officials in Turkey. On August 10, 2018, Donald Trump announced on Twitter a doubling of tariffs on steel and aluminum against Turkey. On October 12, 2018, Brunson was sentenced to three years and one and a half months in prison, but his sentence was reduced to time served, he was released and his travel ban was lifted. On November 2, 2018, the U.S lifted sanctions on Turkey’s Ministers of Justice and Interior. The U.S. Treasury Department announced that the blacklistings of Abdulhamit Gul and Suleyman Soylu have been lifted. Shortly after, Turkish Foreign Ministry spokesman Hami Aksoy said in a statement that Turkey lifted sanctions on U.S. Attorney General Jeff Sessions and Homeland Security Secretary Kirstjen Nielsen.

On November 5, 2018, the United States granted waivers to eight countries, including Turkey, allowing them to temporarily continue buying Iranian oil.

On January 3, 2019, Representatives of Turkey’s foreign and defense ministries and the Defense Industry Presidency met with a visiting U.S. delegation in Ankara. In the meeting, the U.S. presented its proposal to Turkey for the sale of a Patriot missile system.

Russia

On April 3, 2018, President Erdoğan met in Ankara with President Putin, who came to Turkey to attend the Trilateral Summit on Syria and the 7th meeting of the Turkey-Russia High-Level Cooperation Council. During the press conference following the meeting, President Erdoğan stated that they discussed political, military, commercial, economic and cultural aspects of the bilateral relations between the two countries in the meeting.

On August 13-14, 2018 and on August 23-25, 2018, Foreign Minister Mevlüt Çavuşoğlu and Russian Foreign Minister Sergei Lavrov officially met and discussed bilateral issues as well as regional matters, particularly Syria.

On September 17, 2018, Turkey and Russia agreed to create a demilitarized zone in Syria’s Idlib region.

On November 19, 2018, President Erdoğan and President Putin met in Istanbul and attended the ceremony for the completion of the offshore section of the TurkStream Gas Pipeline Project.

Iraq

As of March 23, 2018, Turkey lifted its ban on flights to the Northern Iraqi city of Erbil, which had been implemented since September 25, 2017. However, the flight ban to another Northern Iraqi city, Sulaymaniyah, continues.

Syria

On January 20, 2018, Turkey launched “Operation Olive Branch”, a military operation in Syria’s northern Afrin district along the Turkish-Syrian border to neutralize terrorist elements. “Operation Olive Branch” aims to clear the region of armed forces aligned with the PKK, including the PYD and YPG, that control the territory and who threaten the Republic’s national security and civilians’ safety in the region. Operation Olive Branch has been carried out on the basis of international law, in accordance with the right to self-defense as outlined in Article 51 of the UN Charter and the relevant UN Security Council resolutions 1373(2001), 1624(2005), 2170(2014) and 2178(2014) as well as in full respect of Syria’s territorial integrity. The Republic is continuing its humanitarian efforts to provide shelter to refugees fleeing the conflict in Syria. As of October 15, 2018, 174,256 Syrian refugees occupied accommodation centers throughout Turkey. The current phase of the operation is focused on ensuring security and stability (de-mining, establishing order, local governance and security, return of IDPs and refugees originally from Afrin) based on the principle of “local ownership.”

On January 29-30, 2018, the Syrian National Dialogue Congress was held in Sochi. Parties at this two-day congress agreed to form a constitutional committee, which will include the Government of Syrian Arab Republic delegation, Opposition representatives in the intra-Syrian talks, Syrian experts, civil society, independents, tribal leaders and women. According to a statement released after the Congress, a final agreement on the mandate and terms of reference, powers, rules of procedure, and selection criteria for the composition of the committee is to be reached in the Geneva process led by the UN. On May 14-15, 2018, the ninth round of Astana meetings was held, during which the participants reviewed the implementation of the de-escalation memorandum, as well as the establishment of the Constitutional Committee which was declared at the Syrian National Dialogue Congress. The participants also addressed the issues surrounding the fight against terrorism in Syria and improvement of humanitarian access. On July 30-31, 2018, the tenth round of Astana meetings was held in Sochi. Along with establishing the Constitutional Committee and other ongoing issues regarding Syria, the issue of the Idlib de-escalation area was a main component of the agenda during the meeting. On November 28-29, 2018, the eleventh round of Astana meetings was held, during which the participants reaffirmed their common determination to intensify consultations and to finalize the establishment of the Constitutional Committee as soon as possible.

On April 4, 2018, a trilateral summit was held with the participation of Turkish President Erdoğan, Russian President Putin and Iranian President Rouhani. In a joint statement released after the meeting, the three guarantor countries expressed their joint determination to stand against separatist agendas aimed at undermining the sovereignty and territorial integrity of Syria as well as the national security of neighboring countries.

On September 7, 2018, another trilateral summit was held in which Turkish President Erdoğan, Russian President Putin and Iranian President Rouhani participated. In a joint statement released after the meeting, the three leaders emphasized their strong and continued commitment to the sovereignty, independence, unity and territorial integrity of Syria as well as to the purposes and principles of the UN Charter. On September 17, 2018, President Erdoğan paid a one-day working visit to Sochi and met with President Putin. During the press conference following the meeting, the two leaders stated that they agreed to create a demilitarized zone in Syria’s city of Idlib. Turkey and Russia signed a memorandum of understanding calling for the stabilization of the situation in Idlib’s de-escalation zone.

On October 27, 2018, a quadrilateral summit on Syria was held in which Turkish President Erdoğan, Russian President Putin, French President Macron and German Chancellor Merkel participated. In a joint statement released after the summit, the four leaders expressed their support for an inclusive, Syrian-led political process facilitated by the UN and called for active participation in it by the Syrian parties.

On December 18, 2018, Turkish Foreign Minister Mevlüt Çavuşoğlu met with his Russian and Iranian counterparts during the meeting on Syria, which was hosted by the UN in Geneva. The ministers agreed to take efforts aimed at convening the first session of the Constitutional Committee in Geneva early 2019.

On December 19, 2018, White House Press Secretary Sarah Sanders said the U.S. has started withdrawing its troops from Syria after President Donald Trump declared that DAESH had been defeated in the country. On December 24, 2018, Turkish Presidential Spokesperson İbrahim Kalın reiterated that Turkey will continue to fight DAESH with determination, as the country has done so far. He added that Turkey will fulfill its responsibilities in Syria and take all the necessary measures to ensure the freedom and security of all the Syrians including Kurds, Turks, Turkmens, Arabs, Sunnis and Shiites against the oppression of terrorist organizations like the PKK, PYD, YPG and DAESH.

Palestine & Israel

On May 18, 2018, the Organization of Islamic Cooperation leaders held an extraordinary summit in Istanbul in response to the developments in the State of Palestine, as a result of the ongoing violence against Palestinian protesters in the Gaza Strip and the inauguration of the U.S. Embassy in Jerusalem.

Qatar

On August 15, 2018, President Erdoğan and Emir Sheikh Tamim bin Hamad Al Thani of Qatar exchanged their views on bilateral relations and regional matters during the meeting at the Presidential Complex in Ankara. Qatar’s Emir Sheikh Tamim said that Qatar will rapidly implement an investment package of $15 billion in Turkey.

Africa

On July 25-27, 2018, President Erdoğan attended the BRICS Summit in Johannesburg, South Africa. During the summit, President Erdoğan met with presidents of BRICS countries including President Vladimir Putin of the Russian Federation, President Xi Jinping of China, and President Cyril Ramaphosa of the Republic of South Africa.

Asia-Pacific

On July 27, 2018, Foreign Minister Mevlüt Çavuşoğlu went to Singapore for four days to take part in a series of events linked to the Association of Southeast Asian Nations foreign ministers’ meeting.

Azerbaijan

The Trans-Anatolian Natural Gas Pipeline Project (the “TANAP Project”), aiming to transport natural gas produced from Azerbaijan’s Shah Deniz-2 gas field and other areas of the Caspian Sea to Turkey and Europe, was officially launched on June 12, 2018.

ECONOMIC DEVELOPMENTS

As of the third quarter of 2018, nominal GDP was TL 1.013 trillion.

The following table sets forth the percentage of GDP represented by type of economic activity (at current prices and expressed in percentages) for the periods indicated:

GDP by Type of Economic Activity		2018 Q1	2018 Q2	2018 Q3
		(in %.)*
1.	A- Agriculture, forestry and fishing	2.5	3.9	9.7
2.	BCDE- Industry	22.5	21.9	21.1
3.	F- Construction	7.9	8.3	6.6
4.	GHI- Services	22.7	22.9	24.0
5.	J- Information and communication	2.3	2.4	2.2
6.	K- Financial and insurance activities	3.6	4.0	3.0
7.	L- Real estate activities	7.6	6.8	6.3
8.	MN- Professional, administrative and support service activities	5.5	5.2	4.7
9.	OPQ- Public administration, education, human health and social work activities	12.4	11.7	10.4
10.	RST- Other service activities	2.1	1.9	1.6
11.	Sectoral total	89.1	89.1	89.6
12.	Taxes-Subsidies	10.9	10.9	10.4
13.	Gross Domestic Product (Purchaser’s Price)	100.0	100.0	100.0

*	Based on the statistical classification of economic activities in the European Community, NACE Rev. 2

Source: TURKSTAT

The following table sets forth increases or decreases in GDP (in the chain linked volume index and expressed in percentages) for the periods indicated:

GDP growth rates (in %)	Q1	Q2	Q3
2018	7.2	5.3	1.6

Source: TURKSTAT

In December 2018, CPI decreased by 0.40% and domestic PPI decreased by 2.22% compared to the previous month. In December 2018, the Republic’s annual CPI and domestic PPI increased by 20.30% and 33.64%, respectively, as compared to the same month of the previous year.

On July 11, 2018, the Government offered an interest rate of 17.60% for its 10-year TRY denominated Government Bond, compared to 10.62% on July 19, 2017.

The calendar adjusted industrial production index decreased by 5.7% in October 2018 compared to October 2017 (year on year).

The following table indicates unemployment figures for the periods indicated:

2018	Unemployment rate (in%)	Number of unemployed
January	10.8	3,409,000
February	10.6	3,354,000
March	10.1	3,210,000
April	9.6	3,086,000
May	9.7	3,136,000
June	10.2	3,315,000
July	10.8	3,531,000
August	11.1	3,670,000
September	11.4	3,749,000

Source: TURKSTAT

On April 9, 2018, a new set of economic incentives worth TL 135 billion (U.S.$33 billion) was announced to support 23 projects by 19 Turkish firms. The new incentives system aims to help manufacture high and medium scale value-added products, narrow the current account deficit and increase the share of value-added products in exports. It is estimated that these incentives will add 169,000 jobs to the Turkish economy.

As of November 30, 2018, an amount of TL 295.2 billion has been disbursed under the Credit Guarantee Fund. As of November 30, 2018, total payments of TL 2.61 billion for the Credit Guarantee Fund from budget allocations during the 2018 calendar year have been realized. Annual credit growth increased by 20.98% in 2017, compared to 16.79% in 2016 and 19.69% in 2015. As of November 2018, the credit growth year-to-date was 13.38% compared to that in the same period in 2017.

On September 20, 2018, the New Economy Program covering the 2019-2021 period (the “2019-2021 New Economy Program”) was announced. The main objectives of the 2019-2021 New Economy Program are economic balancing between 2018-2020, fiscal discipline accompanying economic balancing, and transformation in manufacturing and exports with a value-add perspective. The 2019-2021 New Economy Program sets a central government budget deficit target of 1.8% of GDP by the end of 2019, 1.9% of GDP by the end of 2020 and 1.7% of GDP by the end of 2021. In the 2019-2021 New Economy Program, the Government announced that the real GDP growth target is 2.3% for 2019, 3.5% for 2020 and 5.0% for 2021. The central government primary balance to GDP ratio target is a 0.8% surplus for 2019, 1.0% for 2020 and 1.3% for 2021. The general government deficit to GDP ratio target is 1.6% for 2019, 1.7% for 2020 and 1.6% for 2021. The EU defined general government debt to GDP ratio target is 28.5% for 2019, 28.2% for 2020 and 27.2% for 2021. The current account deficit to GDP ratio target is 3.3% for 2019, 2.7% for 2020 and 2.6% for 2021. The domestic savings to GDP ratio target is 25.3% for 2019, 26.3% for 2020 and 26.8% for 2021. The CPI inflation target is 15.9% for 2019, 9.8% for 2020 and 6.0% for 2021. The unemployment target is 12.1% for 2019, 11.9% for 2020 and 10.8% for 2021.

TOURISM

In November 2018, the number of foreign visitors visiting the Republic increased by approximately 18.97% to 1,966,277 people as compared to the same month in 2017. Between January and November 2018, the number of foreign visitors visiting the Republic increased by approximately 22.25% to 37,537,696 people as compared to the same period in 2017. According to the Turkish Statistical Institute, in the third quarter of 2018, tourism revenues increased by 1% compared to the same period of 2017.

EMPLOYMENT AND WAGES

As of September 2018, total civilian employment was approximately 29.1 million of whom approximately 19.2% were employed in agriculture, 19.6% in industry, 6.9% in construction and 54.3% in services sectors. In September 2018, the labor force participation rate was at 54.0%, compared to 53.6% in September 2017. There were approximately 4,296,000 public sector workers at the end of the third quarter of 2018.

As of November 2018, the total asset value of the Unemployment Insurance Fund amounted to TL 126.8 billion. The monthly return of the fund in November 2018 was 0.97%. As of November 2018, approximately 91.76% of the Unemployment Insurance Fund was invested in bonds and 8.24% of the assets were held in deposits.

As of October 2018, there were 408 pension funds offered to the public. The total net asset value of these funds increased to approximately TL 89.3 billion as of October 2018 from TL 75.7 billion in October 2017.

FOREIGN TRADE AND BALANCE OF PAYMENTS

In November 2018, the trade balance (according to provisional data) posted a deficit of U.S.$651 million compared to a deficit of U.S.$6.359 billion in the same period in 2017. In November 2018, total goods imported (c.i.f.), including gold imports, decreased by 21.3% to approximately U.S.$16.180 billion, as compared to approximately U.S.$20.547 billion during the same period in 2017. In November 2018, the import of capital goods, which are used in the production of physical capital, decreased by approximately 20.0% over the same period in 2017; the import of intermediate goods such as partly finished goods and raw materials, which are used in the production of other goods, decreased by approximately 17.7% over the same period in 2017; and the import of consumption goods decreased by approximately 43.1% over the same period in 2017. In November 2018, total goods exported (f.o.b.), increased by 9.4% to approximately U.S.$15.529 billion, as compared to approximately U.S.$14.188 billion during the same period of 2017.

According to provisional data, foreign direct investment inflows into Turkey amounted to U.S.$699 million in October 2018.

The following table summarizes the balance of payments of Turkey for the period indicated:

in millions of U.S. Dollars*	October 2018
CURRENT ACCOUNT	2,770
Trade Balance	799
Goods Exports	16,445
Goods Imports	15,646
Services	3,028
Primary Income	-1,162
Secondary Income	105
CAPITAL ACCOUNT	3
FINANCIAL ACCOUNT	3,128
Direct Investment (net)	-699
Portfolio Investment (net)	-491
Assets	191
Liabilities	682
Other Investment (net)	2,605
Assets	1,807
Liabilities	-798
RESERVE ASSETS	1,713
NET ERRORS AND OMISSIONS	355

Source: Central Bank

In October 2018, the volume of crude oil imports decreased by 9.45% compared to October 2017. In October 2018, natural gas imports decreased by 10.38% to 3,707.83 million cubic meters compared to 4,137.10 million cubic meters in October 2017. In October 2018, liquefied petroleum gas imports increased by 0.42% to 254,519.984 tons compared to 253,452.960 tons in October 2017.

As of October 2018, total gross international reserves were approximately U.S.$129,049 million (compared to approximately U.S.$142,196 million as of October 2017). As of October 2018, gold reserves were U.S.$18,499 million (compared to U.S.$21,589 million as of October 2017) and the Central Bank gross foreign exchange reserves were U.S.$67,684 million (compared to U.S.$96,195 million as of October 2017).

As of November 30, 2018, the Central Bank reported contingent liabilities in foreign currency, including commercial banks’ reserve requirements held at the Central Bank, to be approximately U.S.$29,671 million (compared to approximately U.S.$66,286 million as of November 30, 2017). As of November 30, 2018, the Central Bank reported foreign currency loans, securities and deposits to be approximately U.S.$12,936 million (compared to approximately U.S.$12,411 million as of November 30, 2017).

As of January 4, 2019, the Central Bank held TL 18.24 billion in public sector deposits.

MONETARY POLICY

The following table sets forth the quarterly inflation path and uncertainty band for 2019:

Inflation Path Consistent with the Year-End Inflation Target and the Uncertainty Band for 2019

	March	June	September	December
Uncertainty Band (Upper Limit)	7.0	7.0	7.0	7.0
Path Consistent with the Target	5.0	5.0	5.0	5.0
Uncertainty Band (Lower Limit)	3.0	3.0	3.0	3.0

Source: Central Bank

On January 4, 2019, the Central Bank foreign exchange buying rate for U.S. Dollars was TL 5.4088 per U.S. Dollar.

The following table displays the period-end foreign exchange buying rate of Turkish Lira per U.S. Dollar, euro, and Japanese Yen and against the U.S. Dollar-euro currency basket:

Period-End Exchange Rates

2018**
Turkish Lira per U.S. Dollar	5.28
Turkish Lira per euro	6.04
Turkish Lira per 100 Japanese Yen	4.78
Turkish Lira per Currency Basket*	5.66

*	The basket consists of U.S.$0.5 and €0.5.
**	As of December 31, 2018.

Source: Central Bank

In January 2018, the Central Bank released the first-quarter inflation report. The Central Bank revised its inflation forecast for 2018 from 7.0% to 7.9% and for 2019 from 6.0% to 6.5%. The Central Bank stated that the inflation outlook deteriorated in the fourth quarter of 2017 due to rising food prices as well as mounting cost pressures driven by exchange rates and commodity prices. It stated that the elevated levels of inflation and inflation expectations continue to pose risks to pricing behavior. The Central Bank noted that medium-term inflation expectations have not displayed any improvement, yet indicated that upside risks to inflation posed both by wage adjustments and pricing behavior persist. The Central Bank also noted that these risks may hinder expected improvement of the inflation outlook in early 2018. In April 2018, the Central Bank released the second-quarter inflation report. The Central Bank revised its inflation forecast for 2018 from 7.9% to 8.4% and kept 219 unchanged at 6.5%. The Central Bank stated that the annual consumer inflation is projected to fluctuate in the short term due to the lagged effects of exchange rate and oil price developments as well as base effects, while risks are judged to be on the upside. On July 24, 2018, the Monetary Policy Committee evaluated the medium-term inflation forecasts for the July Inflation Report. Accordingly, inflation projections were revised as follows: 13.4% at the end of 2018, 9.3% at the end of 2019, 6.7% at the end of 2020 and stabilizing around 5% over the medium term. The Committee kept the policy rate unchanged and stated that it will monitor pricing behavior, developments in global risk appetite, the contribution of fiscal policy to the rebalancing, and the lagged effects of the monetary policy closely in the coming period. In addition, the Committee noted that it will review the monetary policy stance if these factors deviate from the baseline scenario, depending on the change in the inflation outlook. In its October 2018 Inflation Report, the Central Bank revised its inflation forecast for 2018 to 23.5% compared to 13.4% in July 2018. According to the Central Bank, the bulk of this increase stemmed from the depreciation of exchange rates, the changes in pass-through from exchange rates to inflation in the third quarter and the increases in energy prices excluding fuel oil that remained above the assumptions of the previous report.

On April 25, 2018, the Monetary Policy Committee held a meeting at which it kept the one-week repo auction rate at 8.00%, the overnight borrowing interest rate at 7.25% and the marginal funding rate at 9.25%. However, the Committee increased the late liquidity window overnight lending rate from 12.75% to 13.5%. The Committee stated that recently released data indicated that economic activity maintains its strength, domestic demand continues to expand and external demand contributes positively to exports. The Committee also noted that current elevated levels of inflation and inflation expectations continue to pose risks on pricing behavior and that upside movements in import prices have increased such risks. Accordingly, the Committee decided to implement a measured monetary tightening to support price stability. The Committee also stated that the Central Bank will continue to use all available instruments in pursuit of the price stability objective. The Committee indicated that tight stance in monetary policy will be maintained decisively until inflation outlook displays a significant improvement, independent of base effects and temporary factors, and becomes consistent with the targets. The Committee further stated that inflation expectations, pricing behavior and other factors affecting inflation will be closely monitored and, if needed, further monetary tightening will be delivered.

On May 7, 2018, the Central Bank decreased the upper limit for the foreign exchange maintenance facility within the reserve options mechanism from 55% to 45%.

On May 9, 2018 the Central Bank increased the daily amount of Foreign Exchange Deposits against Turkish Lira Deposits auctions from U.S.$1.25 billion to U.S.$1.5 billion.

On May 23, 2018, the Monetary Policy Committee held a meeting at which it kept one-week repo auction rate at 8.00%, the overnight borrowing interest rate at 7.25% and the marginal funding rate at 9.25%. However, the Committee raised the late liquidity window overnight lending rate from 13.5% to 16.5%. The Committee stated that the recent unhealthy price formations in the markets and the ongoing increase in inflation expectations continue to pose risks to pricing behavior. Against this background, the Committee decided to implement a strong monetary tightening to support price stability. At the meeting, the Committee also agreed to simplify the operational framework in order to enhance the predictability of monetary policy and strengthen the transmission mechanism.

On May 28, 2018, the Central Bank has decided to complete the simplification process regarding the operational framework of the monetary policy by making the one-week repo rate the policy rate which will be equal to the current funding rate (16.50%). The Central Bank also stated that overnight borrowing and lending rates would be determined at 150 basis points below/above the one-week repo rate. The new operational framework took effect June 1, 2018. On June 7, 2018, the Monetary Policy Committee held a meeting during which it raised the policy rate (one week repo auction rate) from 16.5% to 17.75%. The Committee stated that with the strong policy response at the interim meeting on May 23, 2018 and the simplified operational framework, it has partially restrained the domestic financial market volatility. The Committee also noted that the current elevated levels of inflation and inflation expectations continue to pose risks on pricing behavior. Accordingly, the Committee decided to further strengthen the monetary tightening in June to support price stability.

On June 30, 2018, the Central Bank revised the monthly maximum contractual interest rate for the credit card borrowings as 2.02% for the Turkish Lira and 1.62% for foreign exchange transactions, whereas the monthly maximum overdue interest rate as 2.52% for the Turkish Lira and 2.12% for foreign exchange transactions.

On August 6, 2018, the Central Bank lowered the upper limit for the foreign exchange maintenance facility within reserve options mechanism from 45% to 40% in order to provide liquidity to banks.

On August 13, 2018, the Central Bank introduced Turkish Lira and foreign exchange liquidity management measures in order to support financial stability and sustain the effective functioning of markets. The Bank stated that it will provide all the liquidity the banks need. Turkish Lira liquidity management measures include revision of discount rates for collaterals against Turkish Lira transactions based on type and maturity and increase in foreign exchange collateral deposit limits for Turkish Lira transactions of banks from 7.2 billion Euros to 20 billion Euros. Foreign exchange liquidity management measures include option to borrow foreign exchange deposits in one-month maturity and if deemed necessary increase in foreign exchange deposit limits.

On August 15, 2018, the Banking Regulation and Supervision Agency (the “BRSA”) has made an announcement and indicated that: total notional principle amount of banks’ currency swaps and other similar products (spot and forward foreign currency transactions) with foreign counterparties where at the initial date local banks pay TRY and receive foreign currency, cannot exceed 25% of the bank’s the most recently calculated regulatory equity. In this regard, unless current excess is eliminated, no further transactions of these types could be executed and maturing transactions shall not be renewed. The above mentioned ratio shall be calculated daily on a consolidated and solo basis. The limit was previously set as 50% by the BRSA on its announcement dated August 13, 2018. On August 17, 2018, the BRSA has made another announcement and indicated that, in addition to the swap transactions, forward, option and other similar derivative transactions of banks (other than swaps), in which local banks carry out to receive TRY at the maturity date, have also been included within the scope of the limitation set forth above. Another BRSA announcement on September 8, 2018, provided an exception and took the transactions of banks with their foreign subsidiaries out of the restriction, on the condition that such subsidiaries are credit or financial entities subject to consolidation with Turkish banks. On September 17, 2018, the BRSA announced that transactions with a maturity of “90 to 360 days” shall be weighted 75% and transactions with a maturity of “360 days and over” shall be weighted 50% in the calculation of the transactions included within the 25% limit.

On August 17, 2018, the Central Bank signed a Swap Agreement with Qatar Central Bank over Turkish Lira and Qatari Riyal and concluded with an overall limit of 3 billion USD. The Central Bank stated that core objective of the agreement is to facilitate bilateral trade in respective local currencies and support financial stability of the two countries.

On August 29, 2018, the Central Bank doubled the banks’ borrowing limits for overnight transactions at the Interbank Money Market established within the Bank in accordance with its announcement on August 13, 2018.

On August 31, 2018, the Central Bank announced that in addition to the Turkish Lira-settled forward foreign exchange sale auctions held at the Central Bank, transactions will also be conducted at the Derivatives Market operating under Borsa İstanbul to contribute to the effective functioning of foreign exchange markets. The Central Bank also announced that Turkish Lira currency swap market has been opened at the Central Bank to increase the efficiency in Turkish Lira and foreign exchange liquidity management. The Central Bank noted that the transactions will be conducted via quotation method with banks authorized in the Foreign Exchange and Banknotes Market within their pre-determined limits. On October 31, 2018, the Central Bank announced that such transactions would start on November 1, 2018 and that the banks’ limits will be 10% of their pre-determined Foreign Exchange and Banknotes Market transaction limits.

On September 3, 2018, the Central Bank stated that recent developments regarding the inflation outlook indicate significant risks to price stability and that it will take the necessary actions to support price stability. Accordingly, monetary stance will be adjusted at the September Monetary Policy Committee Meeting in view of the latest developments.

On September 13, 2018, the Monetary Policy Committee has decided to increase the policy rate (one-week repo auction rate) from 17.75% to 24%. The Committee stated that recently released data indicate a more significant rebalancing trend in the economic activity. The Committee also noted that external demand maintains its strength, while slowdown in domestic demand accelerates. The Committee reiterated that tight stance in monetary policy will be maintained decisively until inflation outlook displays a significant improvement. The Committee added that inflation expectations, pricing behavior, lagged impact of recent monetary policy decisions, contribution of fiscal policy to rebalancing process, and other factors affecting inflation will be closely monitored and, if needed, further monetary tightening will be delivered. In addition, the Central Bank announced that the Central Bank funding, which is currently provided through overnight lending, will be provided via one-week repo auctions starting from September 14, 2018.

On September 13, 2018, Decree No. 32 Regarding Protection of the Value of Turkish Currency was amended by the Presidential Decree No. 85. The amendment requires that the transaction value and other payment obligations arising from certain types of transactions, conducted between Turkish residents, are prohibited from being in a foreign currency or to be indexed to a foreign currency. These transactions are (i) sale and purchase of moveable properties and real estate, (ii) all kinds of leasing of moveable properties and real estate including vehicles and financial leasing, (iii) employment, (iv) service and (v) construction. The amendment stipulates that foreign currency values in the transactions executed before the enactment of the Presidential Decree shall be re-determined in Turkish Lira by their parties within 30 days from September 13, 2018. The Ministry of Treasury and Finance is authorized by the Presidential Decree to determine certain exceptions. On October 6, 2018, Communique No. 2018-32/51, which amends the Communique in relation to Decree No. 32 Regarding the Protection of the Value of Turkish Currency, was published in the Official Gazette. Communique No. 2018-32/51 specifies the scope of the restrictions and sets out certain exceptions that will allow payment obligations in business agreements to be made in foreign currencies or indexed to foreign currencies. On November 16, 2018, Communique No. 2018-32/52, which amended the scope of the exceptions, was published in the Official Gazette.

On October 25, 2018, the Monetary Policy Committee decided to keep the policy rate (one week repo auction rate) constant at 24%. The Committee stated that recently released data shows that the rebalancing trend in the economy has become more noticeable, and reiterated that external demand maintains its strength while slowdown in economic activity continues, partly due to tighter financial conditions. The Committee also stated that recent developments regarding the inflation outlook point to significant risks to price stability and that price increases have shown a generalized pattern across subsectors, reflecting the movements in exchange rates. The Committee added that although weaker domestic demand conditions will partially mitigate the deterioration in the inflation outlook, upside risks on the pricing behavior continue to prevail. The Committee also stated that tight stance in monetary policy will be maintained until the inflation outlook displays a significant improvement. Finally, the Committee emphasized that any new data or information may lead the Committee to revise its stance.

On December 13, 2018, the Monetary Policy Committee decided to keep the policy rate (one week repo auction rate) constant at 24%. The Committee stated that recently released data shows that the rebalancing trend in the economy has become more noticeable, and reiterated that external demand maintains its strength while slowdown in economic activity continues, partly due to tighter financial conditions. The Committee also stated that while developments in import prices and domestic demand conditions have led to some improvement in the inflation outlook, risks on price stability continue to prevail. Accordingly, the Committee has decided to maintain the tight monetary policy stance until the inflation outlook displays a significant improvement.

BANKING SYSTEM

The banking system in the Republic had a capital adequacy ratio of 18.21 and a relatively low non- performing loan ratio of 3.70% as of November 2018.

As of November 2018, the loan to deposit ratio and net income margin of the banking sector were 124.38% and 1.36%, respectively.

As of January 7, 2019, the RRRs for Turkish Lira deposits/participation accounts were between 1.5% and 5.0% depending on maturity. Furthermore, as of that date RRRs were 8.0% for Turkish Lira demand deposits, notice deposits and private current accounts, and deposits/participation accounts with maturities up to one month and three months (including 1 and 3 months).

On December 1, 2017, the Turkish Banking Regulation and Supervision Agency granted the Bank of China a license to operate in Turkey.

PUBLIC FINANCE AND BUDGET

From January to November 2018, the central government consolidated budget expenditures were approximately TL 745.4 billion (compared to TL 601.1 billion during the same period of 2017), the central government consolidated budget revenues were approximately TL 690.8 billion (compared to TL 574.6 billion during the same period of 2017), the central government consolidated budget deficit was approximately TL 54.5 billion (compared to a deficit of approximately TL 26.5 billion during the same period of 2017), and the central government consolidated budget primary surplus was approximately TL 17.3 billion (compared to a surplus of approximately TL 28.8 billion during the same period of 2017).

In November 2018, the central government consolidated budget expenditures were approximately TL 74.3 billion (compared to approximately TL 56.7 billion during the same month of 2017), the central government consolidated budget revenues were approximately TL 81.9 billion (compared to approximately TL 65.2 billion during the same month of 2017), the central government consolidated budget surplus was approximately TL 7.6 billion (compared to a surplus of approximately TL 8.5 billion during the same month of 2017), and the central government consolidated budget primary surplus was approximately TL 14.8 billion (compared to a surplus of approximately TL 13.6 billion during the same month of 2017).

A total of TL 76 billion in savings is expected in 2019 by implementing expenditure cutting (TL 60 billion) and revenue generating (TL 16 billion) measures through the New Economy Program (2019-2021) that was announced on September 20, 2018.

The following table sets forth the details of the central government budget for the periods indicated:

Central Government Budget (Thousand TL)	January- November 2018 (cumulative)	November 2018
Budget Expenditures	745,361,424	74,291,829
1-Excluding Interest	673,481,268	67,056,362
Compensation of Employees	186,507,779	18,239,160
Social Security Contributions	31,204,250	3,252,552
Purchase of Goods and Services	60,514,097	8,188,613
Current Transfers	293,549,071	25,605,502
Capital Expenditures	68,476,868	7,669,028
Capital Transfers	13,773,276	1,685,621
Lending	19,455,927	2,415,886
2-Interest	71,880,156	7,235,467
Budget Revenues	690,817,591	81,857,979
1-General Budget Revenues	665,691,026	78,736,828
Taxes	575,784,697	67,930,091
Property Income	24,355,577	1,042,108
Grants and Aids and Special Revenues	1,824,269	363,367
Interest, Shares and Fines	56,976,099	9,138,045
Capital Revenues	6,347,095	257,187
Collections from Loans	403,289	6,030
2-Special Budget Institutions	20,250,303	2,760,100
3-Regularity & Supervisory Institutions	4,876,262	361,051
Budget Balance	-54,543,833	7,566,150
Balance Excluding Interest	17,336,323	14,801,617

Source: Ministry of Treasury and Finance

A decree and a communiqué amending Decree No. 32 on Protection of the Value of Turkish Currency (published in the Official Gazette dated August 11, 1989, No. 20249) issued by the Council of Ministers under the Law No. 1567, and the Communiqué No. 2008-32/34 on Decree No. 32 on Protection of the Value of Turkish Currency (published in the Official Gazette dated February 28, 2008 and numbered 26801), was published in the Official Gazette dated January 25, 2018. The Communique No. 2008-32/34 was revised on October 6, 2018, and on November 16, 2018. Additionally, the Capital Movements Circular of the Central Bank of Turkey was amended. Those amendments, which introduce new provisions regarding the utilization of foreign exchange loans of Turkish residents, became effective on May 2, 2018. With the new restrictions, real sector enterprises’ borrowings in foreign currency are to be determined according to their revenues in foreign currency. While the enterprises which do not generate revenues denominated in foreign currency are forbidden from borrowing in foreign currency (certain exceptions may apply), those having foreign currency revenues are allowed to borrow in foreign currency with some limitations. Further, the new amendment forbids Turkish households from taking out foreign currency indexed loans.

Law No. 7104 amending the VAT Law and Certain Laws and Law Decree No. 178 was published on the Official Gazette No. 30383 dated April 6, 2018. Law No. 7104 is part of certain structural reforms carried out to incentivize investment, production and exportation. It aims to reduce the financial burden of VAT on enterprises by providing significant incentives, decrease the current account deficit in the medium-term, decrease the size of the informal economy and, thus, contribute to the economic development of Turkey.

On October 31, 2018, the Minister of Treasury and Finance announced a wide range of tax cuts effective from November 1, 2018 until the end of 2018. Special consumption tax on cars with less than 1600cc engines decreased by 15 percentage points and special consumption tax on white goods was removed. VAT rates on commercial vehicles cut to 1% from 18% and on furniture to 8% from 18%. The reduction in the cost of title deeds, which was initially announced on May 5, 2018 was extended until the end of the year. On December 31, 2018, the Minister of Treasury and Finance announced the extension of these tax cuts until the end of March 2019.

PRIVATIZATION

In 2018, the privatization implementations of Turkey amounted to U.S.$1,271.94 million as of December 5, 2018.

The following table sets out a summary of the most significant privatization implementations completed in 2018:

Name of The Company or Asset	Date of Privatization	Amount (U.S. Dollars)
EÜAŞ - Menzelet ve Kılavuzlu HES	3/9/2018	335,004,857
T. Şeker Fabrikaları - Turhal Şeker Fabrikası	6/7/2018	123,440,720
T. Şeker Fabrikaları - Çorum Şeker Fabrikası	6/25/2018	112,156,679
T. Şeker Fabrikaları - Afyon Şeker Fabrikası	8/17/2018	125,038,805

Note: Only privatizations worth U.S.$100 million or more are listed above.

Total privatization proceeds realized by the Turkish Privatization Administration since 1986 amounted to U.S.$70.16 billion as of December 5, 2018.

On February 20, 2018, the Turkish Privatization Administration announced that it would hold tenders in April for the privatization of 14 sugar factories, which were included in the privatization program in 2008. The Privatization Administration of Turkey started to conduct separate tenders to privatize these sugar factories. As of December 5, 2018, nine of them have been privatized.

DEBT

On November 1, 2018, the Ministry of Treasury and Finance published the 2019 financing program based on the 2019-2021 New Economy Program projections. According to the financing program, the total amount of debt service in 2019 is projected to be TL 224.8 billion, comprising of payments of TL 118.1 billion in principal and TL 106.7 billion in interest. Total domestic debt service is expected to be TL 164.6 billion while total external debt service is expected to be TL 60.2 billion. On the external financing front, the Ministry of Treasury and Finance plans to raise U.S.$8 billion in equivalent external funding in 2019 through bond issuances in international capital markets.

The Central Government’s total domestic debt stock was TL 589.8 billion as of the end of October 2018, compared to TL 530.5 billion as of the end of October 2017.

In October 2018, the average maturity of the Republic’s domestic cash borrowing was 40.5 months, as compared to 79.8 months in October 2017. The average annual interest rate on domestic cash borrowing in local currency (including discounted treasury bills/government bonds) on a compounded basis was 23.80% in October 2018, compared to 11.25% in October 2017.

The total gross outstanding external debt of the Republic was approximately U.S.$448,452 million (at then- current exchange rates) at the end of the third quarter of 2018.

The following table summarizes the gross external debt profile of the Republic (at period end):

	2018
Gross External Debt Profile (in millions USD)	Q1	Q2	Q3
GROSS EXTERNAL DEBT	467,117	457,374	448,452
SHORT-TERM	122,943	120,374	116,804
Public Sector	24,038	24,090	21,376
Central Bank	644	570	5,496
Private Sector	98,261	95,714	89,932
LONG-TERM	344,174	336,999	331,647
Public Sector	116,921	115,037	115,689
Central Bank	9	8	8
Private Sector	227,244	221,954	215,950

Source: Ministry of Treasury and Finance

SUMMARY OF KEY ECONOMIC INDICATORS

The following table summarizes the key economic indicators of Turkey for the periods indicated:

	2013	2014	2015	2016	2017	2018
Nominal GDP (billion TL)	1,810	2,044	2,339	2,609	3,107	1,013	**
Real GDP Growth (%)	8.5	5.2	6.1	3.2	7.4	1.6	**
Unemployment (%)	9.0	9.9	10.3	10.9	10.9	11.4	***
Consumer Price Index (%)	7.40	8.17	8.81	8.53	11.92	20.30	*****
Domestic Producer Price Index (%)	6.97	6.36	5.71	9.94	15.47	33.64	*****
Current Account Deficit (million USD)	63,642	43,644	32,109	33,137	47,358	27,174	****
Public Sector Budget Primary Balance/GDP (%)	0.9	0.5	0.6	-0.6	0.2	-0.5	*
Central Government External Debt Stock (million USD)	85,663	85,163	81,738	82,535	90,239	89,247	****
Public Sector Borrowing Requirement/GDP (%)	0.5	0.5	0.0	1.0	1.8	2.7	*

* 2019-2021 New Economy Program target

** As of the third quarter of 2018

*** As of September 2018

**** As of October 2018

***** As of December 2018

Sources: TURKSTAT, Central Bank, Ministry of Treasury and Finance

From November 1, 2018 to January 4, 2019, the Istanbul Stock Exchange National 100 Index (since April 5, 2013 the Istanbul Stock Exchange has carried out its operations under the title of “Borsa Istanbul”) decreased by 3.8%.

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to and will be subject to the fiscal agency agreement. The Republic has appointed a fiscal agent, registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the fiscal agency agreement. The Republic has filed a copy of the fiscal agency agreement and the form of notes with the SEC and at the office of the fiscal agent in New York City.

General Terms of the Notes

The notes:

•	will be issued in an aggregate principal amount of $2,000,000,000.

•	will mature at par on April 26, 2029.

•	will bear interest at 7.625% per annum from January 16, 2019.

•

will pay interest semi-annually in arrears in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on April 26 and October 26 of each year, commencing with a long first coupon payable on October 26, 2019 (such long first coupon in respect of the period from and including the Issue Date to but excluding October 26, 2019) to be paid to the person in whose name the note is registered at the close of business on the preceding April 11 or October 11.

•	the yield of the notes will be 7.680% per annum.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•

upon issuance, will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.

The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. Those provisions are described in the section entitled “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

Payments of Principal and Interest

The Republic will make payments of principal and interest on the notes in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the beneficial holders of the notes. The Republic expects that holders of the notes will be paid in accordance with the procedures of DTC and its direct and indirect participants.

Payment of Additional Amounts

In addition to the disclosure set forth under “Payment of Additional Amounts” on pages 8 and 9 of the accompanying prospectus, with respect to any taxes of whatsoever nature imposed, levied, withheld, or assessed by or within Turkey or any authority of or within Turkey, Turkey shall not pay any additional amounts to a holder who is able to avoid such Taxes by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the notes:

(a) the Republic fails to pay, when due, principal of (and premium, if any, on), or interest on, the notes and such failure continues for a period of 30 days; or

(b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in New York City; or

(c) any other present or future External Indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than US$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of External Indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) the Republic ceases to be a member of the IMF or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the IMF; or

(e) the Republic announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 66 2⁄3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation (or Guarantee thereof) to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person; (iv) an obligation (or Guarantee thereof) to the extent that it is not equal to or above USD 100,000,000 is not External Indebtedness; and (v) an obligation (or Guarantee thereof) to the extent that it does not have an original maturity of more than one year or is not combined with a commitment so that the original maturity of one year or less may be extended to a period in excess of one year is not External Indebtedness. This definition supersedes and replaces the definition of External Indebtedness set forth in the accompanying prospectus on page 6.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

Paying Agents; Transfer Agents; Registrar

The Republic has initially appointed The Bank of New York Mellon as paying agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, transfer agents and registrars. The Republic, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City or another office as designated by the fiscal agent.

In addition, so long as notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Banque Internationale à Luxembourg S.A. to serve as its paying agent in Luxembourg.

The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the notes are listed on the Official List of the Luxembourg Stock Exchange and definitive notes are issued. Upon the issuance of definitive notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.

Definitive Notes

The Republic will issue notes in definitive form only if DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Payments will be made on any definitive notes at the global trust services office of the fiscal agent in New York City or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.

The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.

Notices

Notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

If and for so long as the notes are listed on the Official List of the Luxembourg Stock Exchange, the Republic will also publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg. The Republic expects that it will initially make such publication in the Luxemburger Wort. Notices can also be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Notes

From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the notes have as of the date of issuance of such additional debt securities. The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.

Amendments and Waivers

See “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” for discussion relating to amendments and waivers in the accompanying prospectus.

Governing Law

The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

Purchase of Notes by the Republic

The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information

1. The Republic has full power and authority to issue securities, such as the notes, outside Turkey for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).

2. The Republic is applying to list the notes on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with its rules. The total fees and expenses in connection with the admission of the notes to trading on the Regulated Market are expected to be approximately EUR 6,600.

3. The notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (ISIN No. US900123CT57; CUSIP No. 900123 CT5). The address of DTC is 570 Washington Blvd., Jersey City, NJ 07310, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.

5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Turkey in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).

6. The address of the Republic is: Ministry of Treasury and Finance, Ismet Inonu Bulvari, No. 36, 06510 Emek, Ankara, Turkey. The telephone number is: +90 312 204 7365.

7. Save as disclosed on pages S-16 through S-31 of this prospectus supplement and in the Annual Report of the Republic on the Form 18-K for the fiscal year ended December 31, 2017, as filed with the SEC on September 26, 2018, as amended from time to time (the “Annual Report for 2017”), since December 31, 2017, there have been no significant changes relating to public finance and trade.

8. Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Turkey. Turkey’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

According to Article 82.1 of the Execution and Bankruptcy Law of Turkey (Law No. 2004) published in The Official Gazette (No. 2128) on June 19, 1932, assets and properties of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

9. The information contained in the Annual Report for 2017, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

The information included in the ‘Recent Developments and Summary’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2017, as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2017, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

10. So long as the notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg:

(a) the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years;

(b) the amendments to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC;

(c) copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting Agreement and the notes; and

(d) the budget of the Republic for the current fiscal year.

11. Save as disclosed on page S-14 of this prospectus supplement and in the Annual Report for 2017, as amended from time to time, the Republic has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Republic is aware) during the 12 months preceding the date of this prospectus supplement which may have, or have had in the recent past, significant effects on the financial position of the Republic.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to the Republic for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of notes through DTC, Euroclear and Clearstream Banking Luxembourg

The Republic will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the fiscal agent generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the appropriate clearing system, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or

Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b) borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you (i) hold the note as a capital asset for U.S. federal income tax purposes (generally, asset held for investment), (ii) were the initial purchaser of that note, and (iii) acquired the note at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Code, and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and decisions made by the U.S. Internal Revenue Service (the “IRS”) and judicial decisions interpreting the Code, all as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. Turkey has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

In December 2017 the United States enacted U.S. federal income tax reform, which significantly changed the U.S. federal income tax system. Although this discussion takes into account this new U.S. federal income tax law, its provisions are complex and there is limited administrative guidance about its application. You should consult your own tax advisor regarding the potential impact of this new U.S. federal income tax law on the U.S. federal income tax consequences to you in light of your particular circumstances.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the notes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership and disposition of a note.

Deemed Taxable Exchange

A change made to the terms of the notes pursuant to the collective action clause may give rise to a deemed taxable exchange for U.S. federal income tax purposes upon which gain or loss is realized if the modified note differs materially either in kind or extent from the original note (a “significant modification”). Such gain or loss would be measured by the difference between the principal amount (or fair market value in certain circumstances) of the note after the modification and the holder’s tax basis in such note before the modification. A modification of a note that is not a significant modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a note is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the note collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under applicable Treasury Regulations to be treated as a U.S. trust.

Payments of Interest.    Payments or accruals of stated interest on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, the first payment of stated interest on a note will not be includable in your income to the extent that it reflects pre-issuance accrued interest (if any), but will instead reduce your adjusted tax basis in your note.

In addition to interest on the notes, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a note generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances.

Original Issue Discount.    For U.S. federal income tax purposes, a note will be treated as issued with original issue discount (“OID”) if the excess of the “stated redemption price at maturity” of the note over its “issue price” equals or exceeds the “de minimis” amount (generally, 0.25 of one percent of such note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity equals the sum of all payments due under the notes, other than any payments of “qualified stated interest.” A “qualified stated interest” payment generally is a payment of stated interest that is unconditionally payable in cash or property, or that will be constructively received, at least annually during the entire term of the note. The issue price will generally equal the initial public offering price at which a substantial number of notes are issued in a given offering.

You must include in gross income amounts of non-de minimis OID as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method described below (whether you are a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

The amount of OID on a note that you must include in income during a taxable year is the sum of the “daily portions” of OID for that note. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the notes at the beginning of the accrual period and its yield to maturity reduced by the sum of the payments of qualified stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID note are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

You generally may make an irrevocable election to include in your income the entire return on an OID note (including payments of qualified stated interest) under the constant yield method applicable to OID.

For purposes of the “foreign tax credit” provisions of the Code, any OID accrued on a note and included in your income generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances.

Treatment of Premium.    If you purchase a note for an amount that is greater than its stated principal amount (not taking into account pre-issuance accrued interest), you will be considered to have purchased the note with “amortizable bond premium” equal in amount to that excess. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments acquired at a premium (other than debt instruments the interest on which is excludible from gross income) that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the IRS to a change.

If you do not make the election to amortize premium on a note and you hold the note to maturity, you will realize a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.

Pre-issuance Accrued Interest.    If a note is issued with pre-issuance accrued interest, you may treat the note, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the note, but will reduce your adjusted tax basis in the note by such amount.

Disposition of Notes.    If you sell or otherwise dispose of a note, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest, will be taxed to you as ordinary interest income). Your “adjusted tax basis” in the note will equal the amount that you paid for the note, increased by the amount of OID (if any) that you have included as income, and decreased (but not below zero) by any amortized premium (as described above), any amount attributable to pre-issuance accrued interest that you have received and by any cash payments of principal (if any) that you have received with respect to the note.

Gain or loss from the sale or other disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the note, you have held the note for more than one year. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the “foreign tax credit” provisions of the Code. Therefore, you may not be able to claim a credit for any Turkish taxes imposed upon a disposition of a note unless you have other income from non-US. sources and other requirements are met.

Medicare Tax.    A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in the notes.

Information with Respect to Foreign Financial Assets.    Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year, generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The notes may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the notes.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest.    Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest income in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or, a lower rate under an applicable tax treaty).

Disposition of Notes.    Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a note unless:

(1) that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

(2) if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the note and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the note or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation, you may also be subject to the “branch profits tax” as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a note, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you generally are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a note generally will be treated in the same manner as payments of interest made to you, as described above under “— Non-U.S. Holders — Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you on a note if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption. If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described in the immediately preceding two sentences. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person. A U.S. Controlled Person is:

•	a U.S. Person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•

a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

The Republic of Turkey

Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are legal entities resident outside the Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14593) (the “Decree No. 2009/14593”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

Article 94 of the Income Tax Law of The Republic (Law No. 193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14592) (the “Decree No. 2009/14592”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

There can be no assurance that such rates will continue to be 0%, but in the event of any increase in such rates, the Republic will be obliged to pay additional amounts as specified under “Payment of Additional Amounts” on pages 8 and 9 of the accompanying prospectus.

It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the Notes are also exempt from Turkish stamp tax and, according to Section IV .24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the Notes are also exempt from Turkish stamp tax.

As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the Notes.

Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the Notes to Turkish residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the Notes.

UNDERWRITING

The Republic and the underwriters have entered into an underwriting agreement, dated as of January 9, 2019 relating to the offering and sale of the notes. In the underwriting agreement, the Republic has agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from the Republic, the principal amount of notes that appears opposite the name of such underwriter in the table below:

Citigroup Global Markets Inc.	$666,667,000
Deutsche Bank Securities Inc.	$666,667,000
J.P. Morgan Securities plc	$666,666,000

Total	$2,000,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from the Republic, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters have advised the Republic that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a selling concession of up to 0.070% of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms. The underwriters have agreed to pay certain expenses of the Republic incurred in connection with the offering and expenses incurred in connection with certain investor meetings.

In the underwriting agreement, the Republic has agreed that it will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Application is being made to list the notes on the Official List of the Luxembourg Stock Exchange and to trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with the relevant rules and regulations of the Luxembourg Stock Exchange. The underwriters have advised the Republic that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, the Republic cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Republic or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Republic or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with the Republic or its affiliates may hedge their credit exposure to the Republic or its affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of the Republic or its affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriters (or affiliate of the underwriters) may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Delivery of the notes will be made against payment therefor on or about the fifth New York business day following the date of pricing the notes (such settlement being referred to as “T+ 5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+ 5, to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

The notes are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

The underwriters have specifically agreed to act as follows in each of the following places:

Public Offer Selling Restrictions under the Prospectus Directive:    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Joint Book Running Managers; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer shall require the Republic or any of the Joint Book Running Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EC), and includes any relevant implementing measure in the Relevant Member State.

MIFID II product governance / ECPs, Professional and Retail investors target market: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients (subject to applicable selling restrictions), each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the notes to eligible counterparties, professional clients and retail clients (subject to applicable selling restrictions) are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Selling Restrictions Addressing Additional United Kingdom Securities Laws: Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy: The offering of the notes has not been registered pursuant to the Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in a solicitation to the public unless the prospectus supplement and accompanying prospectus has been authorized in accordance with chapter IV of the Prospectus Directive No. 2003/71 and relevant Italian CONSOB regulations, and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Accordingly, each of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies of the prospectus supplement and accompanying prospectus and any other document relating to the notes in the Republic of Italy except:

(1) to “Professional Investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1 July 1998, as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”);

(2) in a solicitation to the public provided that the prospectus supplement and accompanying prospectus has been authorised in accordance with chapter IV of the Prospectus Directive No. 2003/71, Decree No. 58 and CONSOB Regulation No. 11971 of 14 May 1999, as amended; or

(3) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under Decree No. 58 or CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the notes or distribution of copies of the prospectus supplement and accompanying prospectus or any other document relating to the notes in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and

(b) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, Article 100-bis of Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, where the notes are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorised person at whose premises the notes were purchased, unless an exemption provided for under Decree No. 58 applies.

Canada: The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the First Legal Advisor, Ministry of Treasury and Finance, the Republic of Turkey. The validity of the notes will be passed upon for the Republic by Arnold & Porter Kaye Scholer LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance LLP, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the First Legal Advisor, and for the underwriters by Pekin & Pekin, Istanbul, Turkey. In rendering their opinions, Arnold & Porter Kaye Scholer LLP will rely as to all matters of Turkish law upon the First Legal Advisor and Clifford Chance LLP will rely as to all matters of Turkish law upon Pekin & Pekin.

TABLE OF REFERENCES

The table below sets out certain page references containing the information incorporated by reference from the Annual Report on Form 18-K for the Republic (for the purposes of this section, the “Issuer”), for the fiscal year ended December 31, 2017 filed with the SEC on September 26, 2018, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2017
The Issuer’s position within the governmental framework	“Description of the Republic — Government Organization and Political Background” on pages 17 to 20 of Exhibit D
Geographic location and legal form of the Issuer	“Description of the Republic — Location, Area and Topography” on pages 16 to 17 of Exhibit D
Structure of the Issuer’s economy	“Economy” on pages 50 to 75 of Exhibit D
Gross domestic product	“Economy — Gross Domestic Product” on pages 51 to 52 of Exhibit D
Turkey’s political system and government	“Description of the Republic — Government Organization and Political Background” on pages 17 to 20 of Exhibit D
Tax and budgetary systems of the Issuer	“Public Finance — Taxation” on pages 116 to 123 of Exhibit D and “Public Finance — Central Government Budget” on pages 114 to 116 of Exhibit D
Gross public debt of the Issuer	“Debt” on pages 134 to 162 of Exhibit D
Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages 76 to 93 of Exhibit D
Foreign exchange reserves	“Foreign Trade and Balance of Payments — International Reserves” on pages 92 to 93 of Exhibit D
Income and expenditure figures	“Public Finance — Central Government Budget” on pages 114 to 116 of Exhibit D

The information included in the ‘Recent Developments and Summary’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2017 on Form 18-K filed with the SEC on September 26, 2018 as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2017, as amended, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

Any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

PROSPECTUS

THE REPUBLIC OF TURKEY

$10,000,000,000

Debt Securities

The Republic of Turkey, which may be referred to herein as Turkey or the Republic, may offer up to $10,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Turkey may offer its debt securities from time to time in one or more offerings. Turkey will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Turkey’s external indebtedness issued prior to January 1, 2015, Turkey may amend the payment provisions of the debt securities and other “reserved matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Turkey may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Turkey has not authorized anyone to provide you with different or additional information. Turkey is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement accompanying this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is November 1, 2017

WHERE YOU CAN FIND MORE INFORMATION

Turkey voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (“SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Turkey and may be accompanied by exhibits. You may read and copy any document Turkey files with the SEC at the SEC’s public reference room in Washington, D.C. Turkey’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Turkey to “incorporate by reference” the information Turkey files with it. This means that Turkey can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Turkey incorporates by reference the following documents:

•	Turkey’s Annual Report on Form 18-K for the year ended December 31, 2016 (File Number 033-37817), filed on October 10, 2017; and

•	all other amendments to Turkey’s Annual Report on Form 18-K for the year ended December 31, 2016 filed prior to the date of this prospectus (File Number 033-37817).

Turkey also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Turkey files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to or calling Turkey’s Economic Counselor at the following address and phone number:

Turkish Embassy

Office of the Economic Counselor

2525 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: The Office of the Economic Counselor

(202) 612-6790

DATA DISSEMINATION

Turkey is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Turkey, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http: //dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=TUR. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Turkey will use the net proceeds from the sale of the debt securities for the general financing purposes of Turkey, which may include the repayment of debt.

DEBT SECURITIES

Turkey may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Turkey and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Turkey agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Turkey may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•

whether and under what circumstances and terms the holders of the debt securities may opt to obligate Turkey to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.

Status of the Debt Securities

The following description applies to any series of debt securities issued prior to January 1, 2015 (including any further issuances of such debt securities).

The debt securities will be direct, unconditional, unsecured and general obligations of Turkey without any preference one over the other. Turkey will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.

The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Turkey.

The following description applies to any series of debt securities issued on or after January 1, 2015.

The debt securities will constitute direct, general, unconditional and unsubordinated public External Indebtedness of Turkey for which the full faith and credit of Turkey is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated public External Indebtedness of Turkey. It is understood that this provision shall not be construed so as to require Turkey to make payments under the debt securities ratably with payments being made under any other public External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form; and

•	without interest coupons.

Debt securities denominated in U.S. dollars or in another monetary unit will be issued in denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent, or such other office as designated by the fiscal agent, to the registered holders of the debt securities on the related record date; provided, however, that if so provided in the text of the debt securities, payments of principal and any interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses, or in the case of principal, such other address as provided in writing by the registered holder. The authorization relating to such debt securities may provide that payments may be made to a registered holder of an amount greater than the aggregate principal amount of debt securities specified therein, by transfer of same day funds to an account maintained by the payee with a bank as specified in such authorization, if the registered holder so elects by giving the fiscal agent not less than 15 days’ notice (or such fewer days as the fiscal agent may accept at its discretion) prior to the date of payment.

If any date on which principal or interest is due to be paid is not a business day, Turkey may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent, or such other office as designated by the fiscal agent.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Turkey, as provided and in the manner set forth in the debt securities. After the return of these moneys to Turkey, the holders of these debt securities may look only to Turkey for any payment.

Turkey may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Turkey and is not a trustee for the holders of the debt securities.

Negative Pledge

Turkey undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Turkey; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Turkey to secure External Indebtedness of any Person, unless the debt securities are given an equivalent interest.

Definitions

“Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; and (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person.

“Foreign Currency” means any currency other than the lawful currency of Turkey.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase goods or services or supply funds or take any other action for the purpose of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Turkey or any monetary authority of Turkey, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means

(1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;

(2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;

(3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;

(4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;

(5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;

(6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;

(8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;

(9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;

(10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and

(11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” means any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Turkish Person ” means Turkey and any Person who is a resident or national of Turkey or which has its principal place of business, seat or head office in Turkey or any Person incorporated or organized under the laws of Turkey.

Default

Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:

(a) Turkey fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or

(b) Turkey defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Turkey by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or

(c) any other present or future External Indebtedness (as defined above) of Turkey, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Turkey, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) Turkey ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) Turkey announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for Turkey to perform or comply with any of its payment obligations under any of the debt securities of a series.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Turkey or repayable prior to maturity by the registered holders of these debt securities.

Turkey may at any time purchase debt securities in any manner and for any price. If Turkey purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Turkey may, at its discretion, be held by Turkey or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.

Judgment Currency

If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert an amount due to the holder of a debt security in the currency in which the debt security was required to be paid by its terms (the “Debt Security Currency”) into another currency (the “Judgment Currency”), Turkey and such holder agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such holder could purchase the Debt Security Currency with such Judgment Currency in the city which is the principal financial center of the country of issue of the Debt Security Currency on the date two business days preceding the date on which actual payment in the Judgment Currency is made to such holder.

To the fullest extent permitted by law, the obligation of Turkey in respect of any amount payable by it to the holder of a debt security shall, notwithstanding any judgment in a Judgment Currency, be discharged only to the extent that on the business day following receipt by such holder of any amount adjudged to be so due in the Judgment Currency, such holder may, in accordance with normal banking procedures, purchase the Debt Security Currency with the Judgment Currency. To the fullest extent permitted by law, if the amount of the Debt Security Currency so purchased is less than the amount originally due to such holder, Turkey undertakes, as a separate and independent obligation, to indemnify and hold harmless each relevant holder of the debt security against the amount of such shortfall and if the amount of the Debt Security Currency so purchased is more than the amount originally due to such holder, and if all of Turkey’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit such excess to Turkey.

Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Turkey will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Turkey or any authority of or within Turkey (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Turkey shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•

to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Turkey other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•

presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

The term “Relevant Date” in respect of any debt security means whichever is the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•

if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.

Upon not less than 30 days’ prior notice to holders of the debt securities, Turkey will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Turkey may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Turkey to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Turkey or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Turkey will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Turkey that it is unwilling, unable or no longer qualified to continue to act as depositary and Turkey does not appoint a successor depositary within 90 days;

•	at any time Turkey decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Turkey has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Turkey is not responsible for supervising or reviewing those records or payments. Turkey has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

Governing Law and Consent to Service

Turkey is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Turkey and any other matters required to be governed by the laws of Turkey, which will be governed by the laws of Turkey.

Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Turkey. Turkey will appoint the Economic Counselor of the Republic, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Turkey to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Turkey will appoint another person in New York as its authorized agent.

The Economic Counselor is not the agent for service for actions under the United States federal securities laws or state securities laws and Turkey’s waiver of immunity does not extend to such actions. Because Turkey has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Turkey based on such laws unless a court were to determine that Turkey is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities.

Collective Action Securities Issued Prior to January 1, 2015

Turkey may designate a particular series of debt securities to be “Collective Action Securities.” The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued prior to January 1, 2015 (including any further issuances of such debt securities).

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2⁄3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•

for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf. See “— Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series and of the appointment of proxies in respect of the holders of debt securities of a series;

•	the record date for determining the holders of debt securities of a series who are entitled to vote at such meeting;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

Turkey, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2⁄3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2⁄3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal (or premium, if any) of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	reduce the premium payable upon redemption of the debt securities of that series;

•

change the currency in which any amount in respect of the debt securities of that series is payable or (i) with respect to USD denominated issuances, exclude the Borough of Manhattan, the City of New York, as a required place at which payment with respect to interest, premium or principal is payable, or (ii) with respect to EUR denominated issuances, exclude the City of London, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Turkey is not permitted to redeem the debt securities of that series if, prior to such action, Turkey is not permitted to do so;

•	change Turkey’s obligation to pay any additional amounts under the debt securities of that series;

•	amend the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Turkey’s appointment of an agent for the service of process in the United States or Turkey’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

(i)	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

(ii)	make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Turkey refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Turkey and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Turkey or any public sector instrumentality of Turkey will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Turkey, any department, ministry or agency of the federal government of Turkey or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Turkey or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price, provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

Collective Action Securities Issued On or After January 1, 2015

The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued on or after January 1, 2015.

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2⁄3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings, Amendments and Waivers

Turkey may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Turkey will determine the time and place of the meeting.

Turkey will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Turkey or the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Turkey or the fiscal agent (with a copy to Turkey) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Turkey will notify the fiscal agent and the fiscal agent will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Turkey will set the procedures governing the conduct of the meeting and if additional procedures are required, Turkey will consult with the fiscal agent to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. The fiscal agent will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the fiscal agent.

The holders may generally approve any proposal by Turkey to modify the fiscal agency agreement or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Turkey that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the fiscal agency agreement) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the fiscal agency agreement);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Turkey’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable” or “reserved matter modification”;

•

authorize the fiscal agent, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Turkey or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2⁄3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

Turkey may select, in its discretion, any modification method for a reserved matter modification in accordance with the fiscal agency agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Turkey will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Turkey’s economic and financial circumstances that are in Turkey’s opinion relevant to the request for the proposed modification, a description of Turkey’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Turkey shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Turkey’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Turkey is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities held by Turkey or any public sector instrumentality of Turkey or by a corporation, trust or other legal entity that is controlled by Turkey or a public sector instrumentality will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Turkey or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Turkey or a public sector instrumentality, except that (x) debt securities held by Turkey or any public sector instrumentality of Turkey or by a corporation, trust or other legal entity that is controlled by Turkey or a public Turkey instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Turkey or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the fiscal agent in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the fiscal agent, upon the certificate, statement or opinion of or representations by the fiscal agent; and (y) in determining whether the fiscal agent will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the fiscal agent knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Turkey or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Turkey, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Turkey and the Fiscal Agent may, without the vote or consent of any holder of debt securities of a series, amend the Fiscal Agency Agreement or the debt securities of the series for the purpose of:

•	adding to Turkey’s covenants for the benefit of the holders;

•	surrendering any of Turkey’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the Fiscal Agency Agreement;

•

amending the debt securities of that series or the Fiscal Agency Agreement in any manner that Turkey may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting, in the opinion of Turkey, a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price, provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

PLAN OF DISTRIBUTION

Turkey may sell any combination of the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Turkey from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Turkey may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Turkey may also sell securities of any series directly to the public or through agents designated by Turkey from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with Financial Industry Regulatory Authority guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Turkey may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Turkey under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Turkey may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Turkey in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Turkey will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Turkey cannot offer, sell or deliver those securities within the United States or to U.S. persons. When Turkey offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

DEBT RECORD

Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for Turkey by the First Legal Advisor, Ministry of Treasury and Finance, the Republic of Turkey. Certain legal matters of United States law will be passed upon for Turkey by Arnold & Porter Kaye Scholer LLP, United States counsel to Turkey, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Turkish law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the First Legal Advisor, Ministry of Treasury and Finance, the Republic of Turkey. As to all matters of United States law, the First Legal Advisor, Ministry of Treasury and Finance, the Republic of Turkey may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the First Legal Advisor, Ministry of Treasury and Finance, the Republic of Turkey and are made upon his or her authority.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by the Director General of Foreign Economic Relations, Ministry of Treasury and Finance, the Republic of Turkey, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Turkey or an agency, instrumentality or state economic enterprise of Turkey is included on the authority of such publication as a public official document of Turkey.

AUTHORIZED AGENT

The authorized agent of Turkey in the United States of America is the Consulate General of the Republic of Turkey, whose address is: Turkish Embassy, Office of the Economic Counselor, 2525 Massachusetts Avenue N.W., Washington, D.C. 20008.

PRINCIPAL OFFICE OF THE REPUBLIC

Ministry of Treasury and Finance

Ismet Inonu Bulvari

06510 Emek

Ankara

Turkey

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT, EXCHANGE AGENT

(WITH RESPECT TO CITIBANK, N.A., LONDON BRANCH) AND REGISTRAR

For USD Denominated Issuances The Bank of New York Mellon 101 Barclay Street, Floor 7 East New York, New York 10286 U.S.A.	For EUR Denominated Issuances Citibank, N.A., London Branch Citigroup Centre Canada Square Canary Wharf, London E14 5LB

LEGAL ADVISERS TO THE REPUBLIC

As to United States Law Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, New York 10019-9710 U.S.A.	As to Turkish Law The First Legal Adviser to Ministry of Treasury and Finance Ismet Inonu Bulvari 06510 Emek Ankara Turkey

$2,000,000,000

TÜRKİYE CUMHURİYETİ

(THE REPUBLIC OF TURKEY)

7.625% NOTES DUE APRIL 26, 2029

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan

January 9, 2019